        As Filed With the Securities and Exchange Commission on January 29, 1999
                                                           Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           INTERNATIONAL BARTER CORP.
                 (Name of Small Business Issuer in its Charter)


           NEVADA                            7389                          91-1739746
(State or Other Jurisdiction     (Primary Standard Industrial     (IRS Employer Identification
     of Incorporation or         Classification Code Number)                 Number)
        Organization)

                           INTERNATIONAL BARTER CORP.
                      21400 INTERNATIONAL BLVD., SUITE 207
                            SEATTLE, WASHINGTON 98198
                                 (206) 870-9290
   (Address and Telephone Number of Principal Executive Offices and Principal
                               Place of Business)

              Steven M. White                            With Copies to:
          Chief Executive Officer                    Stephen Tollefsen, Esq.
         International Barter Corp.                Tollefsen Business Law P.C.
    21400 International Blvd., Suite 207            2707 Colby Ave., Ste. 901
         Seattle, Washington 98198                      Everett, WA 98201
               (206) 870-9290                             (425) 353-8883
        (Name, Address and Telephone               (Name, Address and Telephone
        Number of Agent for Service)               Number of Agent for Service)

Approximate Date of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement.

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]



                                                        CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------
Title of Each Class                                    Proposed Maximum      Proposed Maximum
of Securities to Be                Amount to Be        Offering Price        Aggregate  Offering       Amount of
Registered                         Registered          per Share (2)         Price (2)                 Registration Fee
-----------------------------------------------------------------------------------------------------------------------
Common Stock,
 .001 par value (1)                  2,603,800            $    1.875            $4,880,625              $    1,479
-----------------------------------------------------------------------------------------------------------------------
Common Stock issuable
upon exercise of warrants             800,000            $    1.50             $1,200,000              $      364
-----------------------------------------------------------------------------------------------------------------------
Total registration fee                                                                                 $    1,843
-----------------------------------------------------------------------------------------------------------------------

(1) These securities have been registered for resale by the Selling Shareholders and their assigns and transferees on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended.

(2) With respect to the 2,603,800 shares, estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c), based upon the last reported sales price as quoted on the OTC Bulletin Board on January 26, 1999.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities in and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                      SUBJECT TO COMPLETION JANUARY 29, 1999





                           INTERNATIONAL BARTER CORP.
                                2,603,800 SHARES
                                  COMMON STOCK


This prospectus covers 2,603,800 shares of common stock of International Barter Corp. ("Company"), which may be offered and sold from time to time by one or all of the selling shareholders named in this prospectus ("Selling Shareholders"). All of the common stock offered by this prospectus consists of shares either:

    - issued in private placements by the Company upon the exercise of outstanding warrants;

    - issued by the Company to three Selling Shareholders in a private placement completed in July 1998; or

    - to be issued by the Company to three Selling Shareholders upon the exercise of 800,000 warrants previously issued by the Company in a private placement. Each warrant entitles the holder to purchase one share of common stock at a price of $1.50 per share until June 20, 2000.

The shares eligible for sale by Selling Shareholders represent approximately 40% of the Company's issued and outstanding shares of Common Stock, assuming exercise of the 800,000 warrants. The Company will not receive any of the proceeds from the sale of the common stock by the Selling Shareholders, although the Company will receive $1,200,000 upon exercise of all of the warrants.

The Company's common stock trades on the OTC Bulletin Board under the symbol "IBCX." On January 26, 1999, the reported last sale price of the common stock on the OTC Bulletin Board was $1.875 per share.

THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                  THE DATE OF THIS PROSPECTUS IS JANUARY 29, 1999

                                TABLE OF CONTENTS



                                                                        Page No.
                                                                        --------
Prospectus Summary                                                          3

Risk Factors                                                                5

Certain Defined Terms                                                      12

Use of Proceeds                                                            12

Market for Common Stock and Other Shareholder Matters                      12

Management's Discussion and Analysis                                       13

Business                                                                   20

Management                                                                 28

Security Ownership of Certain Beneficial Owners and Management             35

Certain Relationships and Related Transactions                             36

Description of Securities                                                  37

Plan of Distribution                                                       38

Selling Shareholders                                                       39

Shares Eligible for Future Sale                                            40

Legal Proceedings                                                          41

Experts                                                                    41

Changes in Certifying Accountants                                          41

Additional Information                                                     41

Index to Financial Statements                                              43

                               PROSPECTUS SUMMARY

        The following summary highlights information contained elsewhere in this prospectus. The summary is not complete and may not contain all of the information you may need to consider before investing in the common stock. You should read this entire prospectus carefully. For the definitions of certain capitalized terms used in this prospectus, See "Certain Defined Terms."

        The Company effected a 2 for 1 stock split on July 24, 1998. Except for audited financial statements relating to periods ended prior to the date of this stock split, all references in this prospectus take this stock split into effect when referring to the number of shares of common stock, or the per share data.

THE COMPANY'S BUSINESS

        The principal executive offices of International Barter Corp. ("Company") are located at 21400 International Blvd., Suite 207, Seattle, Washington 98198, (206) 870-9290. International Barter Corp. is a trade exchange offering barter services for retail, professional, media and corporate clients. The Company provides a centralized barter currency, centralized data processing, standardized marketing and support materials, advertising, and ongoing training and support to expand its client base.

        Trade exchanges provide a marketplace offering a range of products and services which may be purchased with trade credits, such as media, travel, hotels, printing, and business equipment. The Company, as other commercial barter exchanges, depends on an index of valuation for establishing barter credits and debits. This index of valuation is a U.S. dollar-denominated "trade dollar," a ledger entry by which goods and services can be bought and sold.

        It has been estimated that the total value of products and services bartered by corporate trade companies and trade exchanges is over $7.5 billion per year. Of this amount, trade exchanges accounted for barter sales of $1.4 billion in 1996, compared with $1.2 billion in 1995 and $1.1 billion in 1994. It is estimated that trade exchange networks currently serve over 400,000 business trade clients. Currently only a small percentage of the companies in the United States use the services of a barter trade exchange. The Company believes the market presents significant growth opportunities for the barter industry.*

        There are approximately 400 independent trade exchanges in the United States. At least two have attempted national expansion. The profile of the "average" independent trade exchange would reveal a local or regional organization with approximately 500 clients, five employees, and gross revenue in the range of $100,000 to $400,000. Significant time and energy is devoted to accounting and bookkeeping, marketing and sales, and customer service. Most independent barter exchanges have not expanded beyond the regional level.

        The Company operates a regional trade exchange office in Seattle through which clients' products and services are marketed to other clients through directories, newsletters, trade brokers and other means. Generally, sales are at prevailing retail prices, and clients receive monthly statements




------------------------------
* This is a forward-looking statement reflecting current expectations and intentions. There can be no assurance that the Company's actual future performance will meet the Company's current expectations or intentions, due to factors described in this section, in the "Risk Factors" and other sections of this prospectus.

showing activity. The Company generates revenues from barter transactional fees and monthly account fees.

        In July 1998, the Company launched its Internet website, Ubarter.com, to the general public. The website is intended to provide an electronic barter forum, enabling businesses and individuals to connect and trade products and services without geographical limitation. The parties are responsible for posting their items for trade, setting and assessing the value of traded items, and shipping or delivering the products or services. The Company intends to generate revenues from trades transacted by on-line clients, based on a percentage of the value of the items traded.* However, the full development and implementation of the website is not completed and will require additional capital.


        The Company's objectives are to:*

        -   Develop and expand the client base of Company-owned offices
        - Create a strong national presence and capture market share by expanding beyond local operations
        - Develop Ubarter.com into a premier Internet website where individuals and businesses throughout the world can trade
        - Create strategic alliances with established companies to attract trading customers to the Company and the Ubarter.com site
        - Seek to acquire other strategically located barter exchanges to facilitate its growth;
        -   Service a more diverse and dispersed clientele
        - Provide the broadest availability of goods and services in the barter industry


THE OFFERING

COMMON STOCK            Up to 2,603,800 shares of common stock of the Company,
OFFERED                 which may be offered and sold from time to time by one
                        or all of the Selling Shareholders. Included are 800,000 shares of Common Stock to be issued by the Company to three Selling Stockholders upon the exercise of Warrants issued by the Company in a July 1998 private placement.

USE OF PROCEEDS         No proceeds are to be paid to the Company
                        from the sale of the Common Stock offered by this Prospectus. However, the Company will receive the proceeds from exercise of the Warrants. See "Use of Proceeds."

RISK FACTORS            There are significant risks associated with an
                        investment in the common stock, including among others, the risks associated with expansion and new product development, and possible under-capitalization. See
                        "Risk Factors."

DIVIDEND POLICY         The Company currently intends to retain any
                        future earnings to finance the operations and growth of its business. Accordingly, the Company does not anticipate paying any cash dividends on common stock in the foreseeable future. See "Market for Common
                        Stock--Dividend Policy."



------------------------------
* These statements and objectives are forward-looking statements reflecting current expectations and intentions. There can be no assurance that the Company's actual future performance will meet the Company's current expectations or intentions, due to factors described in this section, in the "Risk Factors" and other sections of this prospectus.

SUMMARY FINANCIAL DATA

                   The following table sets forth for the periods indicated and at the dates indicated, historical summary financial information of the Company. The historical information contained in the table as of March 31, 1998 and for the years ended March 31, 1998 and 1997 has been derived from audited financial statements, and is qualified in its entirety by, and should be read in connection with, "Management's Discussion And Analysis," the audited financial statements (and notes thereto) and other financial and statistical information of the Company appearing elsewhere in this prospectus. The statements of operations and balance sheet data as of September 30, 1998 and for the six months ended September 30, 1998 and 1997, have been derived from unaudited condensed financial statements; however in the opinion of management all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial results and condition for interim periods have been made. The results of interim periods are not necessarily indicative of the results to be obtained in a full fiscal year.


                                           SIX MONTHS ENDED
                                              SEPTEMBER 30                   YEARS ENDED
                                             (UNAUDITED)                       MARCH 31
                                     ----------------------------     ----------------------------
STATEMENT OF OPERATIONS DATA:           1998              1997            1998             1997
-----------------------------        -----------      -----------     -----------      -----------
Revenues                             $   273,256      $   327,485     $   684,062      $   452,673

Cost of Sales                             34,168           66,836         143,425          108,847

Operating Expenses                       396,831          272,779         510,828          404,386

Income (Loss) from Operations           (157,743)         (12,130)         29,808          (60,560)

Net Income (Loss)                       (140,783)         (11,102)         32,509          (62,672)

Basic Income (Loss) per share(1)            (.03)            (.00)            .01             (.07)

Weighted average common shares
outstanding (1)                        3,100,000        3,100,000       2,632,424          875,000

------------------------------
(1) Adjusted to give effect to the 2 for 1 stock split on July 24, 1998. See
Note 11 to audited financial statements and Note 3 to condensed financial statements.


                             SEPTEMBER 30         MARCH 31           MARCH 31
BALANCE SHEET DATA:              1998               1998               1997
-------------------          ------------        ----------         ----------
                             (UNAUDITED)
Cash, cash equivalent         $1,716,690         $  382,564         $  162,327
Working Capital                1,615,083            413,330            107,093
Total Assets                   2,006,169            525,050            290,307
Total Liabilities                169,519             54,567            151,183
Shareholders' Equity           1,836,650            470,483            139,124


                                  RISK FACTORS

        There are significant risks associated with an investment in the common stock. Before making a decision concerning the purchase of the common stock, the following factors, among others, should be considered carefully in evaluating the Company, its business and the forward-looking statements made by the Company in this prospectus.

        This prospectus contains, in addition to historical information, forward-looking statements (identified with an asterisk "*") that involve risks and uncertainties. You are urged to note the description of the Company's plans and objectives for future operations, assumptions underlying these plans and objectives and other forward-looking statements included in "Prospectus Summary," "Use Of Proceeds," "Management's Discussion And Analysis" and "Business" in this prospectus. These descriptions and statements are based on management's current expectations. The Company's actual results may differ significantly from the results discussed in these forward-looking statements as a result of certain factors, including those set forth in this "Risk Factors" section and elsewhere in this prospectus.

        EFFECTS OF COMPETITION ON COMPANY'S PERFORMANCE AND EXPANSION

        The Company will continue to attempt, without assurance of success, to expand its presence in the barter industry and to create a strong national presence. There are hundreds of independent trade exchanges in the United States, some of which may have similar plans for national expansion. For example, ITEX Corporation, a public barter company, is attempting national expansion. Some of the established entities in the barter industry can be expected to be larger or have greater financial resources than the Company. Consequently, the Company will encounter competition in its efforts to expand its barter business or to acquire desirable independent trade exchanges. In addition, there can be no assurance that a group of independent barter exchanges will not join forces to create another national barter company.

        Similarly, the efforts of the Company to develop Ubarter.com into a premier Internet website can be expected to be met with competition. The market for Internet-based services and products is relatively new, intensely competitive, rapidly evolving and subject to rapid technological change. There are no substantial barriers to initial entry, and the Company expects competition to intensify and increase in the future. The Company believes that the more market penetration it achieves, the higher the barrier to entry will become for anyone contemplating a similar system. However, there can be no assurance that competitors will not develop technologies or services that render the Company's services less marketable, that the Company will be able to compete successfully, or that the Company will be able to successfully enhance its services, or develop new services or lower costs, when and as needed.

        FUNDS MAY BE INSUFFICIENT TO SATISFY PLANS FOR GROWTH; ADDITIONAL FINANCING

        The Company believes its existing working capital and anticipated cash from financing activities will be sufficient to allow it to achieve its expected expansion goals and demands for its services during 1999. However, there is no guarantee that its resources will be sufficient. The Company anticipates that a significant portion of its anticipated capital resources, up to $1,200,000, will be provided through the exercise of outstanding warrants issued in prior securities offerings, which are exercisable at the price of $1.50. The perceived value of these warrants at any given time is related to the market price of the Company's common shares, which trade over the counter through the OTC Bulletin Board. If the Company is unable to obtain anticipated financing through the exercise of warrants, there can be no assurance that the Company will be able to successfully implement its short-term plans for expansion or meet its working capital requirements.

        The full development and implementation of the Company's Ubarter.com Internet website will require additional capital. There can be no assurance that working capital will be available or will be adequate to develop the website. Furthermore, if developed, it is uncertain whether Ubarter.com will produce material revenue for the Company or whether it even can be run profitably. With respect to the Company's intentions to acquire other regional barter exchanges, there is no assurance that the Company will be able to expand as intended. One of the Company's assumptions in making acquisitions is that it will be able to utilize its common stock as the primary medium of exchange, rather than cash. This assumption may prove to be incorrect. Even if successful in its plans, the Company may experience rapid growth and may require additional funds to expand its operations or enlarge its organization. The Company's working capital requirements in the foreseeable future will depend on a variety of factors including the Company's ability to implement its business plan.

        While the Company intends to explore a number of options in order to secure alternative financing if its working capital reserves are deficient, or if anticipated financing is not obtained or is insufficient, there can be no assurance that the Company will be able to successfully negotiate or obtain additional financing, or that financing will be available when needed or on terms acceptable to the Company. The Company does not have any commitments for additional financing. The Company's ability to obtain additional capital may be dependent on market conditions, the national economy and others factors outside the Company's control. If adequate funds are not available or are not available at acceptable terms, the Company's ability to finance its expansion, develop or enhance services or respond to competitive pressures would be significantly limited. The failure to secure necessary financing could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

        CHALLENGES TO THE COMPANY'S ABILITY TO MANAGE GROWTH

        The Company intends to expand its current level of operations. Expansion of the Company's operations will be dependent upon, among other things, its ability to:

        -   achieve significant market acceptance for its services;

        - hire and retain skilled management, marketing, technical and other personnel;

        - successfully manage growth, if any (including monitoring operations, controlling costs, and maintaining effective quality controls); and

        -   obtain adequate financing when needed.

        The Company's prospects for future growth will be largely dependent upon its ability to achieve significant penetration of its services in targeted business markets, to successfully market its concepts, to develop and commercialize applications of its technologies for the barter market and to enter into strategic alliances with third-parties in connection with the exploitation of its technologies.

        The Company's proposed expansion may result in new and increased responsibilities for management personnel and may place a increased strain upon the Company's management, operating software, financial systems, and resources. To compete effectively and to accommodate growth, if any, the Company may be required to continue to implement and to improve its management, operating and financial systems, procedures and controls on a timely basis and to expand, train, motivate and manage its employees. There can be no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's existing and future operations.

        NO ASSURANCE OF CONTINUED GROWTH IN BARTER INDUSTRY

        Industry sources indicate that for the last several years the commercial barter industry has grown at an estimated rate of 8 percent per year. The growing appeal of the barter industry among business owners has been attributed to the existence of surplus inventory, unproductive assets, excess capacity, and the ability to generate new sales and reach new customers while conserving cash. While there are no clear threats that would cause one to conclude today that the barter industry will not continue to thrive, there can be no assurance that the retail barter industry will continue to grow at the rates of the last several years. The Company believes there has been little penetration by the barter industry into the market of potential business customers. However, if the growth of the barter industry were to lessen or decline, the Company would expect to face heightened competition with weakened profitability, and a reduced share of the barter market, which could materially adversely affect the Company's business.

        HISTORICAL LOSSES; ANTICIPATED LOSSES; NO ASSURANCE OF PROFITABILITY

        The Company is incurring losses from its operating activities. As of September 30, 1998, the Company had an accumulated deficit of $252,251. The Company expects to increase its operating expenses to expand its marketing operations, and increase its level of expenditures to further develop its Ubarter.com Internet website. These anticipated increases in operating expense levels and developmental costs will adversely effect operating results and the Company believes that it will continue to incur losses during the 1999 calendar year. Further, if the Company successfully accomplishes its plan of acquiring existing barter trade exchanges, the Company believes that the acquisitions could result in additional negative cash flows and operating losses until the acquisitions are successfully integrated into the Company's operations. If acquisitions of other exchanges are consummated, period-to-period comparisons of the Company's financial results may not be necessarily meaningful and should not be relied upon as an indication of future performance. See "Management's Discussion And Analysis."

        The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in new and rapidly evolving markets. To address these risks, the Company must, among other things, respond to competitive developments, continue to attract, retain and motivate qualified persons, successfully manage expansion and growth, and continue to upgrade its systems and technologies and commercialize services incorporating these systems and technologies. There can be no assurance that the Company will be successful in addressing these risks or that the Company can be operated profitably, which depends on many factors, including the success of the Company's marketing program, the control of expense levels and the success of the Company's business activities. There can be also be no assurance that the Company will generate positive cash flow from operations in the future.

        DEPENDENCE ON MANAGEMENT

        Implementation of the business plan and success of the business depends on the skills and efforts of management and, to a large extent, on the active participation of Steven White, the Company's CEO and President, as well as the Company's other executive officers and key employees. The Company has written employment agreements in place with certain key employees and management. The Company does not have key-man insurance covering the life of Mr. White or other executives. The Company provides stock options, which further serve to retain and motivate key employees. However, the inability to attract, retain and motivate qualified employees could adversely affect Company business.

        NO ASSURANCE OF ESTABLISHED PUBLIC TRADING MARKET

        Although the common stock of the Company trades on the OTC Bulletin Board, there can be no assurance that a regular trading market for the securities will be sustained. The OTC Bulletin Board is an inter-dealer, over-the-counter market which provides significantly less liquidity than the Nasdaq Stock Market. Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the Nasdaq Stock Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price. Furthermore, the NASD has enacted recent changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the SEC. The intent of the change is to make reliable and current financial and other information about issuers available to the investing public. Additional changes to the OTC Bulletin Board have been proposed, which if and when implemented will require broker-dealers and market makers to review current information about an issuer before making recommendations to a customer in the security, and to provide certain disclosure information on the trade confirmation for all customer transactions. The effect on the Bulletin Board of these rule changes can not be determined at this time. In the event the Company's securities are not included on the OTC Bulletin Board and do not qualify for Nasdaq, quotes for the securities may be included in the "pink sheets" for the over-the-counter market.

        "PENNY STOCK" REGULATIONS IMPOSE CERTAIN RESTRICTIONS ON MARKETABILITY OF SECURITIES

        The Securities and Exchange Commission ("SEC") has adopted regulations which generally define "penny stock" to be any equity security that is not traded on a national securities exchange or Nasdaq and that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. A security of an issuer that meets certain minimum financial requirements would also be excluded from the definition of "penny stock" (generally, with net tangible assets in excess of $2 million or $5 million, respectively, depending upon whether the issuer has been continuously operating for less or more than three years, or "average revenue" of at least $6 million for the last three years.)

        As long as the Company does not meet the financial requirements, and its common stock is trading at less than $5.00 per share on the OTC Bulletin Board, the Company's securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell these securities to persons other than established customers and accredited investors (generally, investors with a net worth in excess of $1,000,000 or an individual annual income exceeding $200,000, or, together with the investor's spouse, a joint income of $300,000). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require, among other things, the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market and the risks associated therewith. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of shareholders of the Company to sell their securities in the secondary market.

        VOLUME OF SHARES ELIGIBLE FOR SALE MAY DEPRESS THE MARKET PRICE

        Of the 5,776,400 shares of common stock outstanding as of the date of this prospectus, 1,439,400 were issued under an exemption from the registration provisions of the Securities Act under Rule 504 of Regulation D without limitations on resale, and are eligible for resale in the open market. The remaining 4,337,000 shares held by existing shareholders were issued and sold by the Company in private transactions in reliance on exemptions from the registration provisions of the Securities Act and are restricted securities within the meaning of Rule 144 under the Securities Act. Of these restricted shares, 1,837,000 shares are being offered for sale by Selling Shareholders. Assuming exercise of the 800,000 Warrants, Selling Shareholders may sell up to 2,603,000 shares, which will represent approximately 40% of the Company's issued and outstanding shares of Common Stock. All of the remaining restricted shares, including shares held by affiliates, will be eligible in March 1999 for resale in the open market, if any, in compliance with Rule 144. There are no contractual restrictions on the resale of the outstanding common stock. The sale in the public market of the Selling Shareholder shares as well as the restricted shares, or the perception that these sales may occur, may depress prevailing market prices of the common stock. These factors may also make it more difficult for the Company to raise funds through future offerings of common stock.

        QUALITY AND DEVELOPMENT OF UBARTER.COM INTERNET SITE

        The Company intends to develop Ubarter.com into a premier Internet website where individuals and business can trade goods and services. In order for the Ubarter.com website to be perceived as a viable marketplace and a replacement for or supplement to current barter exchanges, the website must provide accurate and timely information on a consistent basis. Other measures of quality include representative merchant participation and a sufficient range and availability of goods and services offered, the ability to service high response rates from customers, and the timely posting of changes and modifications to the inventory of merchants and products and services offered. These services need to be maintained at high levels for maximum market acceptance.

        The Company expects to derive future revenues in the near term from the Ubarter.com website. The Company's success will depend on continued end-user acceptance of the Company's services, as well as the Company's ability to design, develop, test and support new services and enhancements on a timely basis that meet changing customer needs and respond to technological developments and emerging industry standards. There can be no assurance that the Company will maintain adequate quality control procedures, develop and market new services and enhancements that meet changing customer needs, or respond to technological developments and emerging industry standards.

        DEPENDENCE ON THE INTERNET; RISK OF TECHNOLOGICAL CHANGE

        The performance of the Ubarter.com website is dependent on the Internet and third-parties for access to client products and services, such as Internet service providers, Internet backbone providers and Web browsers. Users may experience difficulties due to system failures unrelated to the Company's systems and services. If the Internet were to become regularly unavailable for many hours at a time, or its ability to handle traffic loads deteriorate enough to cause frequent unavailability or very slow response times, there would be less traffic to the Company's website and the perception of the quality of the Company's services could suffer. To date, the Internet has proven highly resilient and responsive to rapid growth in its use, and many of the world's telecommunications, software and hardware companies are continually investing in capacity and improvements.

        Furthermore, the Company's current services are designed around certain standards, including, for example, security standards, and current and future sales of the Company's services may be dependent on some industry standards. There may be additional costs of unknown proportions in meeting and complying with software standards. In addition, there can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new services and enhancements, or that its new services and enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. As the Internet develops, it is possible that incompatibility or lack of appropriate features could impact the Company's business.

        Sales of the Company's services are expected to depend in large part upon a robust industry and infrastructure for providing Internet access and carrying the rapidly increasing Internet traffic. Certain critical issues concerning the commercial use of the Internet (including capacity to handle projected increases in traffic, security, reliability, cost, ease of use, access, and quality of service) remain unresolved and may impact the growth of Internet use. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, such as a reliable network backbone or timely development of complementary products, such as high speed modems. Because global commerce and on-line exchange of information on the Internet and other similar open wide area networks are new and evolving, it is difficult to predict with any assurance whether the infrastructure or complementary products necessary to make the Internet a viable commercial marketplace will continue to be developed, or if developed, that the Internet will remain a viable commercial marketplace. In addition, the widespread adoption of new Internet or telecommuting technologies or standards, could require substantial expenditures by the Company to modify or adapt its services. In this case, the new Internet or telecommuting services or enhancements offered by the Company could contain design flaws or other defects. Although the Company expects to be responsive to changes in the Internet or technology, there can be no assurance that the Company will be successful in achieving widespread acceptance of its services before competitors offer services with speed and performance equal or greater than the Company's. The growth or change of the Internet, or adoption of new technologies could potentially harm the Company's business, operating results and financial condition.

        IMPACT OF GOVERNMENT REGULATIONS ON COMPANY OPERATIONS

        The barter industry is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses. For tax purposes, U.S. barter exchanges are required to file on an annual basis totals of the barter sales of their clients. Similarly, there are currently few laws or regulations directly applicable to access to or commerce on the Internet. It is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing and characteristics and quality of products and services. The adoption of laws or regulations applicable to the Company's business could decrease the growth of the barter industry or the Internet, which in turn, could decrease the demand for the Company's services and increase the Company's cost of doing business or otherwise have an material adverse effect on the Company's business, prospects, financial condition and results of operations. Furthermore, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve.

                              CERTAIN DEFINED TERMS

        When used in this prospectus, unless the context requires otherwise:

    - "Company" or "IBC" means the issuer, International Barter Corp., a Nevada corporation

    -   "Exchange Act" means the Securities Exchange Act of 1934, as amended

    -   "Securities Act" means the Securities Act of 1933, as amended

    - "Selling Shareholders" means those persons selling the 2,603,800 shares offered by this prospectus listed in the section entitled "Selling Shareholders"

    - "Warrants" means the 800,000 warrants issued by the Company in July 1998 in a private placement


                                 USE OF PROCEEDS

        The Company will receive the proceeds from the exercise of the Warrants, if any Warrants are exercised. The Company expects to use these proceeds, if any, for working capital. The Company will not receive any proceeds from the sale by the Selling Shareholders of the common stock. See "Plan of Distribution."


                             MARKET FOR COMMON STOCK

        The Company's common stock trades on the OTC Bulletin Board under the symbol "IBCX." The OTC Bulletin Board has a limited and sporadic trading market and does not constitute an "established trading market." See "Risk Factors--No Assurance of Established Public Trading Market." The range of high and low bid prices for the Company's common stock for each quarter during the period from February 12, 1998 through December 31, 1998, is set forth below. The trading prices have been adjusted to give effect to the 2:1 stock split effective July 24, 1998.

QUARTERLY COMMON STOCK PRICE RANGES(1)

QUARTER                     1998
                   HIGH              LOW
                   -----            -----
1ST                0.875            0.688
2ND                4.00             0.688
3RD                6.75             0.875
4TH                3.56             0.875


 (1) This table reflects the range of high and low bid prices for the Company's common stock during the indicated periods, as published by the OTC Bulletin Board. The quotations merely reflect the prices at which transactions were proposed, and do not necessarily represent actual transactions. Prices do not include retail markup, markdown or commissions.

        There were 65 record holders of the Company's common stock as of January 9, 1999. The Company estimates there are approximately 875 beneficial owners of its common stock.

DIVIDENDS POLICY

        The Company has not paid dividends on its common stock since its inception. Dividends on common stock are within the discretion of the Board of Directors and are payable from profits or capital legally available for that purpose. It is the current policy of the Company to retain any future earnings to finance the operations and growth of its business. Accordingly, the Company does not anticipate paying any dividends on common stock in the foreseeable future.


                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

        The following discussion contains forward-looking statements involving risks and uncertainties based on management's current expectations, estimates and projections about the barter industry and the evolution of on-line Internet commerce. All statements in this prospectus related to the Company's changing financial operations and expected future growth or profitability constitute forward-looking statements. The actual results may differ significantly from those anticipated or expressed in these statements. The following discussion and analysis should be read in conjunction with the Company's audited financial statements (and notes thereto) and other financial information of the Company appearing elsewhere in this prospectus for the years ended March 31, 1998 and 1997, and in conjunction with the unaudited condensed financial statements as of September 30, 1998 and for the six months ended September 30, 1998 and 1997. The results of interim periods are not necessarily indicative of the results to be obtained in a full fiscal year.

        Incorporated in September 1996, the Company issued no shares and conducted no business until merging with Cascade Trade Association, a Washington corporation ("Cascade Trade") in November 1996. Cascade Trade was in the barter business at the time of the merger, which became the continuing business of the Company. The Company issued shares of its common stock to the former shareholders of Cascade Trade. For accounting purposes, the merger has been treated as a reverse acquisition, as the acquisition of the Company by Cascade Trade, and as a recapitalization of Cascade Trade. The historical financial statements prior to November 15, 1996 reflect the operations of Cascade Trade.

        Barter Industry. The barter business creates unique financial reporting because of transactions being effected in trade dollars. The Company uses the ratio of one trade dollar to one US Dollar in measuring and recording purchases and sales. This one-to-one ratio is the standard within the barter industry. The Company occasionally engages in barter trading for its own account, for example, to pay for certain operating costs. The contractual relationship between the Company and clients of its barter exchange permits the Company to "borrow" trade dollars through the issuance of trade dollars in excess of the amount specifically earned by the Company, within certain specified limitations. From time to time, the Company will have expended trade dollars in excess of the amount of trade dollars earned. This situation is commonly referred to in the commercial barter industry as a "negative trade balance."

        The Company is obligated to provide goods and services to clients to offset any excess amounts of trade dollars issued, and any negative trade balance of the Company is shown as a liability in the balance sheet. At each balance sheet date, in accordance with generally accepted accounting principles, any positive trade balance of the Company is evaluated for net realizable value. The Company adjusts the carrying value of the trade dollars if the fair market value of the trade dollars is less than the carrying value or if it is probable that not all trade dollars will be used.

RESULTS OF OPERATIONS

COMPARISON OF SIX-MONTH PERIODS ENDED SEPTEMBER 30, 1998 AND 1997

Revenue

        Revenues are generally derived from transaction fees charged (cash and trade) based upon a percentage of the dollar amount of client trades, in addition to monthly dues by each member. Revenue is recognized for monthly dues after fees have been earned and collected. One-time set-up fees are recognized as they are collected, but they are not a significant component of net income.

        Revenue decreased 17% to $273,256 in the first two fiscal 1999 quarters ended September 30, 1998, from $327,486 in the first two quarters of fiscal 1998. The Company had a net loss from operations of $140,783, or $(0.03) per share, for the first two quarters of fiscal 1999 compared to a net loss of $11,102, or $(0.00) per share, in the first two quarters of 1998. The Company's gross margin decreased to a gross profit of $239,088 for the six months ended September 30, 1998, compared to $260,649 for the six months ended September 30, 1997.

        As a percentage of revenue, the gross margin for the first six months of fiscal 1999 was slightly higher than the gross margin for the comparable period for the preceding fiscal year. From time to time, the Company arranges sales of inventory acquired in corporate transactions. During the first six months of fiscal 1998, the Company sold all of its available inventory for trade dollars. There were no corresponding inventory sales during fiscal 1999. Since the gross profit on inventory sales is lower than from other types of revenues, the fiscal 1998 period reflects a lower gross margin.

        Total Revenue. Total revenue decreased 17% to $273,256 in the first two quarters of fiscal 1999 from $327,485 in the first two quarters of fiscal 1998. Following is a summary of the components of revenue for the first six months of fiscal 1999 and 1998:


                               Six Months Ended
                                 September 30
                         ----------------------------
                           1998                1997
                         --------            --------
        Trade            $134,546            $148,597
        Cash              138,710             178,888
                         --------            --------
                         $273,256            $327,485
                         ========            ========

        Cash revenues for the six months ended September 30, 1998 decreased 22.5% over cash revenues for the six months ended September 30, 1997. During the first two quarters of fiscal 1998, the Company's trade revenue was $134,546, down 9.5% from trade revenue in the first two quarters of fiscal 1997. The reductions in both cash and trade revenues for the 1998 six-month period reflects the absence of special inventory sales during 1998, compared to significant special inventory sales during the 1997 six-month period.

Costs, Expenses and Gross Margins

        Cost of Sales. For the six months ended September 30, 1998, the costs of trade exchange revenue were $34,168, or 13% of revenue, compared to $66,836, 20% of revenue, during the first two quarters of fiscal 1997. The gross margin from trade exchange operations was $239,088 for the 1998 six-month period, compared to $260,649 for the first two quarters of fiscal 1997. As a percentage of revenue however, the 1998 gross margin was greater than for the 1997 six-month period. This is attributable to 1997 inventory sales, as discussed above.

        Selling, General and Administrative Expenses. Selling, general and administrative expenses (including depreciation) increased from $272,779 in the first two quarters of fiscal 1997 to $396,831 for the first two quarters of fiscal 1998. The increase was primarily attributable to the following factors:

        - Significant resources were devoted in the second quarter to the development of the "Ubarter.com" Internet website. The Company plans to invest much of its available resources into the future development of Ubarter.com with the objective of attracting a significant share of the Internet barter commerce market.*

        - Salaries increased due to the addition of several key personnel. Two full-time employees were hired to work on the future development of Ubarter. A Chief Financial Officer was hired to fill a new position in the Company. Two new trade brokers and an Executive Assistant were also hired.

        - Additional costs were incurred in the first two quarters of 1998 which were not incurred in the first two quarters of 1997, including such items as legal and other professional fees for assistance with regulatory filings, strategic development costs, and increased investor relations and telephone costs.

        The accumulated deficit at September 30, 1998 was $252,251, compared to $111,468 at March 31, 1998.

COMPARISON OF YEARS ENDED MARCH 31, 1998 AND 1997

Revenue

        During the fiscal year ended March 31, 1998, gross revenues increased to $684,062, compared to $452,673 for the fiscal year ended March 31, 1997. This increase in revenue reflects increased trade fees, an increase in the number and quality of clients, and increased activity by corporate trade clients. During the fiscal year ended March 31, 1998, cash revenues were $345,831. The remaining revenue consisted of trade dollars. During the fiscal year ended March 31, 1997, there were cash revenues of $379,302.

Costs, Expenses and Gross Margins

        Gross profit for the fiscal year ended March 31, 1998 totaled $540,637, or 79% of revenue, contrasted to $343,826, or 73% of revenue, for the comparable period for the preceding year. The major cost components included in cost of sales were industry specific items such as script and consignment costs. Management attributes the higher gross profit margins to investments in new technology, outsourcing data processing, and centralizing accounts receivable.



------------------------------
* This is a forward-looking statement reflecting current expectations and intentions. There can be no assurance that the Company's actual future performance will meet the Company's current expectations or intentions, due to factors described in this section, in the "Risk Factors" and other sections of this prospectus.

        Selling, general and administrative expenses were $500,073 for the fiscal year ended March 31, 1998, a 26% increase over $395,306 for the fiscal year ended March 31, 1997. The increase reflects expanded broker staff, professional fees related to the Company's Exchange Act filing, and additional personnel for administrative staff. Payroll was the largest category consuming $186,858. Taxes were $1,207 and broker trade commissions were $28,884.

        The net income was $32,509 for the fiscal year ended March 31, 1998, compared with a loss of $62,672 for the fiscal year ended 1997. Earnings per share (post-stock split) were $0.01 compared with ($0.07). The weighted average number of shares used in the calculation of Basic Earnings Per Share (post-stock split) was 2,632,424.

Inflation

        The Company's results of operations have not been affected by inflation and management does not expect inflation to have a material impact on its operations in the future.


LIQUIDITY AND CAPITAL RESOURCES

        Prior to the 1996 merger, Cascade Trade financed its activities through internal cash flow. Since the merger, the Company has funded its activities primarily through its equity financing activities, most recently in July 1998 through a $1.0 million private placement of units, consisting of common stock and E Warrants.

        At September 30, 1998, the Company's working capital was $1,615,083, a ratio of 11.2 to 1, based on current assets of $1,772,757 and current liabilities of $157,674. The Company's working capital was $413,330 at March 31, 1998, a ratio of 12.7 to 1, based on current assets of $448,800 and current liabilities of $35,470. The increase in working capital resulted primarily from the increase in the Company's cash to $1,716,690 at September 30, 1998, from $382,564 at March 31, 1998. This primarily resulted from the Company's financing activities during the period. Proceeds from sale of common stock were $1,506,950 during the 1998 six-month period. There were no comparable proceeds from common stock sales during the 1997 six-month period.

        The cash supplied by financing activities during the fiscal year ended March 31, 1998 totaled $282,138, which primarily reflected the receipt of $298,850 in net proceeds from the exercise of warrants. The cash generated by financing activities during fiscal 1997 was $135,540, which is primarily attributable to proceeds of $150,000 from the sale of common stock.

        During the six-month period ended September 30, 1998, the Company used net cash of $150,371 in its operations, compared to the use of $38,071 for operations in the six-month period ended September 30, 1997. The increase in cash used in operations was primarily attributable to increased personnel and development costs during the 1998 six-month period over the comparable 1997 six-month period.

        The net cash used for operating activities during the fiscal year ended March 31, 1998 was $47,986. During that fiscal year there was $32,509 in net income. The primary adjusting item was the deficit of $106,570 in net trade revenue earned over trade costs. During fiscal 1998, there were increases in accounts payable and other liabilities of $12,931, and $10,755 of depreciation. By comparison, the net cash used for operating activities during fiscal 1997 totaled $21,768. The cash used in fiscal 1997 reflected a $62,672 net loss, $125,000 of common stock issued for services, a deficit of $39,549 in net trade revenue earned over trade costs, $9,080 in depreciation, and a reduction of $10,221 in non-cash operating working capital.

        During the six-month period ended September 30, 1998, the Company used net cash of $13,514 for the acquisition of property and equipment, compared to $20,358 during the 1997 six-month period. The total cash used for investing activities during the fiscal year ended March 31, 1998 was $13,915. No net cash was used during fiscal 1997 for investing activities.

        Total stockholders' equity increased to $1,836,650 at September 30, 1998, from $470,483 at March 31, 1998. This increase was directly attributable to cash provided by the financing activities of the Company during the six-months ended September 30, 1998.

        The Company maintains its major cash balances at one financial institution located in Las Vegas, Nevada. Funds not required for the immediate needs of the Company may be invested in certificates of deposit, short-term government obligations, or money market funds.

        The Company leases its office facility in Seattle, Washington. Future minimum rental commitments pursuant to this lease are $22,200 for fiscal 1999. Of the minimal rental commitment due in fiscal 1999, $15,600 is payable in cash and $6,600 is payable in trade dollars.

        The Company believes its existing working capital and anticipated cash from financing activities will be sufficient to allow it to achieve its expected expansion goals and demands for its services through the end of the 1999 calendar year.* Despite this belief, there is no assurance that the Company's resources will be sufficient. The Company anticipates that a significant portion of its anticipated near-term capital resources, up to $1,200,000, will be provided through the exercise of outstanding E Warrants issued in a prior offering, which are exercisable at the price of $1.50.* The perceived value of these warrants at any given time is related to the market price of the Company's common shares, which trade over the counter on the OTC Bulletin Board. If the Company is unable to obtain anticipated financing through the exercise of warrants, the Company may be unable to successfully implement its short-term plans for expansion or meet its working capital requirements. See "Risk Factors-- Funds May Be Insufficient to Satisfy Plans for Growth; Additional Financing."

        The Company anticipates having to raise additional capital by equity issuance during the next several years, as the Company expects to grow at rates that will require more funds than will be generated by its operations. The Company does not have any commitments for additional financing at this time. The Company's ability to obtain additional capital may be dependent on market conditions, the national economy and others factors outside the Company's control. If adequate funds are not available or are not available at acceptable terms, the Company's long-term ability to finance its expansion, develop or enhance services or respond to competitive pressures would be significantly limited. See "Risk Factors--Funds May Be Insufficient to Satisfy Plans for Growth; Additional Financing."

        Insofar as funds may be required for operations, the Company occasionally engages in barter trading for its own account, and may expend trade dollars in excess of the amount of trade dollars earned.



------------------------------
* This is a forward-looking statement reflecting current expectations and intentions. There can be no assurance that the Company's actual future performance will meet the Company's current expectations or intentions, due to factors described in this section, in the "Risk Factors" and other sections of this prospectus.

This negative trade balance provides the Company with a certain measure of additional liquidity and the opportunity to complete advantageous purchase transactions that benefit the Company and barter exchange clients. At September 30, 1998, the Company had expended $98,765 trade dollars in excess of the amount of trade dollars earned by the Company, compared to $5,439 at March 31, 1998. The Company considers the current level manageable.

Development Activities

        Ubarter.com. Ubarter.com is an Internet website for electronic barter trading that was launched by the Company on July 20, 1998. The software, at that time, had design flaws that made transacting trades somewhat cumbersome for the user. As a result, customer participation was moderate and the project got off to a slow start. In September 1998, an updated version was released with certain improvements but which failed to provide full functionality. In December 1998, the Company retained MindCorps Inc., a website developer based in Seattle, Washington, to redesign and develop a new Ubarter.com site. The development of Ubarter.com is not yet completed, and the Company intends to invest much of its available resources into the future development of Ubarter.com in order to attract a significant share of the related Internet barter commerce market.

        The full development and implementation of the Company's Ubarter.com Internet website will require additional capital. There can be no assurance that working capital will be available or will be adequate to develop the website. Furthermore, if developed, it is uncertain whether Ubarter.com will produce material revenue for the Company or whether it even can be run profitably.

        The Company expects to experience negative cash flow and operating losses from its investment of working capital during the development period, after which positive cash flow and profitable operations from the Ubarter.com website are expected.* Two full-time personnel have been hired by the Company to work on the future development of Ubarter.com. The market focus of Ubarter.com is to draw customers who presently engage in traditional barter transactions and to attract new customers who may be unfamiliar with the barter concept but routinely engage in electronic commerce. The ultimate goal of Ubarter.com is to provide a central, worldwide clearinghouse for electronic barter transactions. However, there can be no assurance that adequate funds from operations or investors will be available to successfully complete the project as planned.

Trade Exchange Acquisitions

        The Company also intends to devote significant financial and human resources to a strategic plan of acquiring existing profitable barter trade exchanges in the United States and in other selected countries throughout the world. Such acquisitions could result in negative cash flows and operating losses initially but are expected in the long term to provide positive cash flows and increase the overall profitability of the Company.* However, there can be no assurance that adequate funds will be available to successfully acquire additional barter trade exchanges as planned. One of the Company's assumptions in making acquisitions is that it will be able to utilize its common stock as a primary medium of exchange, rather than cash. This assumption may prove to be incorrect.



------------------------------
* This is a forward-looking statement reflecting current expectations and intentions. There can be no assurance that the Company's actual future performance will meet the Company's current expectations or intentions, due to factors described in this section, in the "Risk Factors" and other sections of this prospectus.

        In addition to increasing its level of expenditures to further develop Ubarter.com and assimilate other barter exchanges, the Company expects to increase its operating expenses to expand its operations and enlarge its organization. These anticipated increases in operating expense levels and developmental costs will adversely effect operating results for the near term. Further, if the Company successfully accomplishes its plan of acquiring existing barter trade exchanges, the Company believes that the acquisitions could result in additional negative cash flows and operating losses until the acquisitions can be successfully integrated into the Company's operations. If it is successful in its plans, the Company may experience rapid growth and may require additional funds to expand its operations. Consequently, the Company believes that it will continue to incur losses during the 1999 fiscal year.* If acquisitions of other exchanges are consummated, period-to-period comparisons of the Company's financial results may not be necessarily meaningful and should not be relied upon as an indication of future performance.

Real Estate Acquisitions

        The Company may from time to time invest in real estate as part of its barter activities for its own account. The Company has no policy regarding its possible investment in real estate, including the percentage of assets which may be invested in any one investment, the type of real estate, or whether assets may be acquired primarily for potential capital gain or for income. Shareholder approval is not required for real estate investment activities. The Company does not expect that real estate investments will form a substantial portion of its future business activities.

        During July 1991, the Company acquired six 10-acre parcels located in Spokane, Washington for $120,000. The property was sold during the period from August 1991 to November 1994. Consideration for the sale included ten-year and fifteen-year notes receivable totaling $37,700, with interest at rates from 10% to 10.75%, respectively. These notes receivable are secured by the property and totaled $29,303 at September 30, 1998. The Company's purpose of this investment was primarily for possible capital gain.

Discussion of the Year 2000 Issue

        Background. Many computer programs have been written using two digits rather than four to identify the year. Any computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. Systems that do not properly recognize this information could fail or generate miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. This situation is commonly referred as the year 2000 or "Y2K" problem.

        Scope and Impact of Y2K on the Company. The Company utilizes both proprietary software and software provided by outside vendors which may be impacted by the Y2K problem. The operation of the IBC Retail Trade Exchange is dependent upon the proper functioning of its computer software. Management has assessed the potential impact of the Y2K issue on the Company and does not believe that the Company's business, operations or financial condition will be materially impacted by the Y2K issue as it relates to the Company's proprietary software. Furthermore, it is expected that potential



------------------------------
* This is a forward-looking statement reflecting current expectations and intentions. There can be no assurance that the Company's actual future performance will meet the Company's current expectations or intentions, due to factors described in this section, in the "Risk Factors" and other sections of this prospectus.

impact of third parties' failure would not have a material impact on the Company's business, operations or financial condition.

        Remediation plans. The Company's principal software vendor has begun reprogramming of its proprietary software which is approximately 40% completed. The remaining portion is mainly related to a small segment of data fields. The Company anticipates that the project will be completed sometime during the first quarter of 1999. The cost of this reprogramming is not significant and is not expected to have a material effect on the Company's results of operations when incurred. With respect to software supplied by third parties, the Company has determined that such software is already Y2K compliant or will be compliant well before the year 2000 or, alternatively, that any such software will be replaced at a cost which is not material to the Company's results of operations.

        Uncertainties and Contingencies. The Company presently believes that with modifications to existing software and conversions to new software, the Y2K issue can be mitigated. Management does not believe that the Company will incur significant operating expenses or be required to invest heavily in computer system improvements to be Y2K compliant. However, even if such modifications or conversions are not made, or are not completed timely, the Company would be able to continue operations manually. This would result in more cumbersome and less efficient operations but is not currently expected to have a material adverse effect on the Company's business, operations or financial condition.

        However, there is no guarantee that the software of other companies on which the Company's software relies will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company and its operations. Significant uncertainty exists concerning the potential costs and effects associated with any year 2000 compliance.

Recently Issued Accounting Pronouncements

        In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" which establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general purpose financial statements. This statement requires that an enterprise
(a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The statement is effective for fiscal years beginning after December 15, 1997. The Company believes the adoption of SFAS No. 130 will have no significant impact on the Company's consolidated financial statements.

        In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosure About Segments of an Enterprise and Related Information" (SFAS 131) which establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to stockholders. It also establishes the related disclosures about products and services, geographic areas, and major customers. Provisions of SFAS 131 are effective for fiscal years beginning after December 15, 1997. The Company believes that adoption of SFAS 131 will have no significant impact on the Company's consolidated financial statements.

                                    BUSINESS
OVERVIEW

        International Barter Corp. ("Company") offers barter services for retail, professional, media and corporate clients through regional trade exchange offices which may be either owned by the Company, operated as divisions of the Company, or licensed to and operated by independent third parties. The Company currently has one exchange office located in Seattle. The Company intends to expand its operations as practicable by acquiring other strategically located barter exchanges in the United States or Canada, and to integrate these exchanges into its operations.*

        The Company utilizes a centralized barter currency, centralized data processing, standardized marketing and support materials, advertising, ongoing training, promotion and support to expand its client base. The Company markets services of existing clients to other clients through directories, newsletters, trade brokers and other means.

        The Company's principal source of revenues are cash commissions of 10%-12% charged on client barter sales, in addition to monthly client fees of $15 cash and $15 trade dollars. The Company is not in the retail business; its focus and commitment is to build and maintain barter exchanges. That is, the Company, as with most commercial barter exchanges, serves in an agent capacity to clients. On the occasion when the Company may hold some merchandise in-house, the merchandise is typically traded to clients for trade dollars. This may happen, for example, in an instance in which the Company attempts to establish or maintain client relationships. As a result, the Company's financial statements seldom reflect an amount for "inventory."

        The Company is developing an Internet website, Ubarter.com, from which it intends to generate revenues from trades transacted by on-line clients.* Currently however, revenues are derived from its activities as a regional trade exchange. The Company estimates that about 90% of its barter transactions reflect actions of small businesses, especially those companies broadly defined as retail. The remaining transactions usually involve corporate barter transactions with companies with gross revenues over $10 million. Corporate barter transactions are considerably larger and more complex than retail barter transactions and involve significantly more time and negotiation to complete.

        The Company had 509 barter clients as of December 31, 1998.

HOW TRADES ARE TRACKED

        The Company acts as a third-party record-keeper of client barter transactions and account balances, which are denominated in "trade dollars." When the clients make barter purchases, the Company debits trade dollars from the buyer's account and credits the seller's account, similar to an ordinary bank account or credit card account. Generally, sales are at prevailing retail prices. Clients receive a monthly account statement showing all activity for that period.

        The Company, as other commercial barter exchanges, depends on a U.S. dollar-denominated trade dollar as an index of valuation for establishing barter credits and debits. A trade dollar is an



------------------------------
* This is a forward-looking statement reflecting current expectations and intentions. There can be no assurance that the Company's actual future performance will meet the Company's current expectations or intentions, due to factors described in this section, in the "Risk Factors" and other sections of this prospectus.

accounting unit used by the Company to record the value of barter trades as established by the parties to the transactions. Trade dollars allow clients to purchase goods and services from other exchange members. The Company does not redeem trade dollars for cash.

        Retail barter exchanges are classified as third-party record keepers of the financial records of clients, having certain reporting obligations under the Tax Equity and Fiscal Responsibility Act of 1982. For tax purposes, the Company is required to report on an annual basis to the IRS on Forms 1099B totals of the barter sales of its clients. Trade dollars received are taxable in the year earned.

WHY BARTER TRANSACTIONS WORK

        General factors serving to encourage commercial barter activity between business clients include the desire to generate new sales and to reach new customer outlets, conserve cash flow, avoid debt financing, finance larger advertising campaigns, ensure against unsold or surplus inventory, or exchange unproductive assets and excess capacity for useful products or services.

        Barter is especially useful to those retail establishments where the variable costs of products or services are low; for example, hotels, media, and other travel-related businesses. The hotel which does not fill its rooms by the end of the day has lost potential revenue but still has incurred the same overhead associated with owning and maintaining its facility. The radio station or newspaper which does not fill an available advertising space has lost the opportunity to generate revenue but still experienced virtually the same costs. Similarly, service providers who provide construction, maintenance services, advertising services, or professional services have time to offer, and failure to obtain customers to minimize unbillable time results in lower volume of business.

        A representative barter transaction might occur as follows. A dentist needs to have her office remodeled and through the Company's barter exchange hires a contractor who agrees to perform the remodeling work for $500 in trade dollars. The dentist has these trade dollars in her account to spend because she provided dental work to the owner of a vacation resort in exchange for $500 in trade dollars. The resort owner originally acquired these trade dollars because the contractor (or any other member of the barter exchange) stayed at his vacation resort for $500 in trade dollars.

        Each of these businesses (barter exchange clients) expanded its revenue through the offering of services for trade dollars rather than only for cash. Their businesses have benefited without the need for cash expenditures.

INDUSTRY INFORMATION AND COMPETITION

        Conventional barter is the oldest form of commerce. Trade has historically involved a direct exchange of goods and services between two or more parties. The development of the modern commercial barter industry was dependent on the development of an accepted index of valuation for establishing barter credits and debits. This index of valuation is the industry-accepted "trade dollar." Trade exchanges act as clearinghouses for the exchange of products and services among their members. Trade dollars are credited and debited to each business's trade account. Member clients can transact business directly between themselves. Alternatively, they may utilize the services of a trade broker who in matching buyers and sellers operates in a manner similar to that of a stock broker.

        Based on overall trade volume in North America, trade growth for the period from 1984 to 1994 averaged 15.3 percent per year. It has been estimated that the total value of products and services bartered by corporate trade companies and trade exchanges is over $7.5 billion per year. Of this amount, trade exchanges accounted for barter sales of $1.4 billion in 1996, compared with $1.2 billion in 1995 and $1.1 billion in 1994. It is estimated that trade exchange networks currently serve over 400,000 business trade clients. Currently a relatively small percentage of the companies in the United States use the services of a barter trade exchange. The Company believes the market presents significant growth opportunities for the barter industry.*

        The International Reciprocal Trade Association ("IRTA"), a trade group that prepares annual estimates of commercial bartering in the United States and Canada, estimates that the number of business engaged in barter in North American will triple over the next decade. IRTA also expects that the number of clients of barter companies will grow at 15% during the next decade. This still would represent a less than 25% penetration rate of the estimated 6.3 million small businesses which have employees. Consequently, expansion of existing barter exchanges and strong growth in new start-up exchanges is anticipated. The Company believes that independent barter companies account for about half of the industry's growth.

        There are approximately 400 independent trade exchanges in the United States. The profile of the "average" independent trade exchange would reveal a local or regional organization with approximately 500 clients, five employees, and gross revenue in the range of $100,000 to $400,000. Revenues are typically derived from commissions on purchases or sales and periodic or annual fees. The exchange might have one to three offices. Significant time and energy is devoted to accounting and bookkeeping, marketing and sales, and customer service. Most independent barter exchanges have not expanded beyond the regional level. Major cities often support several competitive barter exchanges.

        At least two exchanges have attempted national expansion, ITEX Corporation ("ITEX") and Business Exchange International Corp. ("BEI") through its subsidiary BXI Trade Exchange, Inc. ("BXI"). ITEX reported revenues of $29.2 million for its fiscal year ended July 31, 1997, from approximately 120 affiliated domestic broker offices. The Company believes BXI also has in excess of 100 barter offices. In July 1998, ITEX announced the completion of the acquisition of BEI and BXI.

        One hindrance to the greater expansion of barter exchanges has historically been the limitation on the range and availability of products or services offered in trade. However, responses to customer demands for wider availability of products and services, for strong customer service, and for better computer servicing technology have resulted in a more competitive industry. The Company believes that the advent of a global barter marketplace on the Internet will encourage new clients to incorporate barter into their business plans. The Company anticipates that in order to capture greater market share, barter companies will be required to expand beyond single office operations into larger regional or national organizations with the ability to offer a wider selection of products and services, service a more diverse and dispersed clientele and have greater access to growth capital.

        The Company will attempt, without assurance of success, to expand its presence in the barter industry and to create a strong national presence. Some of the existing competitors in the barter industry can be expected to be larger or have greater financial resources than the Company. Consequently, the Company will encounter competition in its efforts to expand its barter business or to acquire desirable



------------------------------
* This is a forward-looking statement reflecting current expectations and intentions. There can be no assurance that the Company's actual future performance will meet the Company's current expectations or intentions, due to factors described in this section, in the "Risk Factors" and other sections of this prospectus.

independent trade exchanges. In addition, there can be no assurance that a group of independent barter exchanges will not join forces to create another national barter company.

        Similarly, the efforts of the Company to develop Ubarter.com into a premier Internet website can be expected to be met with competition. For example, ITEX has a service which it has made available to its clients on the Internet with "ITEX Online." The market for Internet-based services and products is relatively new, intensely competitive, rapidly evolving and subject to rapid technological change. There are no substantial barriers to initial entry, and the Company expects competition to persist, intensify and increase in the future. The Company believes that the more market penetration it achieves, the higher the barrier to entry will become for anyone contemplating a similar system. However, there can be no assurance that competitors will not develop technologies or services that render the Company's services less marketable, that the Company will be able to compete successfully, or that the Company will be able to successfully enhance its services, or develop new services or lower costs, when and as needed.

OPERATIONS

        The Company intends as practicable to acquire other strategically located barter exchanges.* These exchanges will then be integrated into the greater operations of the Company. When a qualified exchange has been acquired, it will be provided with the necessary materials and information to properly maintain new and existing accounts. The Company intends to provide its centralized barter currency, centralized data processing, standardized marketing and support materials, advertising, and ongoing training, promotion and support. This includes letterhead, envelopes, business cards, contracts, sales drafts, press kits, and other business-related inventory. The Company will provide trade broker training and guidance, as required, in order to maintain high quality client relationships.

        The Company relies on one software vendor to supply the software necessary for the centralized processing of its trade transactions. The Company uses TradeWorks(R) and TradeWorks Online(R), products and services of DWW Software. This vendor also supplies its software as a stand-alone product to other barter exchanges.

        Profitability for the Company is associated with its ability to generate transactional fees as a percentage of the aggregate volume of its barter trades, together with monthly fees from each account, sufficient to exceed costs and expenses. The Company is currently operating at a loss. See "Management's Discussion and Analysis--Results of Operations."

        The Company occasionally engages in barter trading for its own account, for example, to pay for certain operating costs. From time to time, the Company will have expended trade dollars in excess of the amount of trade dollars earned, resulting in a negative trade balance. See "Management's Discussion and Analysis--Barter Industry."

        In July 1998, the Company opened its Internet website, Ubarter.com, to the general public. The website is intended to provide an electronic barter forum, enabling businesses and individuals to connect and trade products and services without geographical limitation. The parties are responsible for posting their items for trade, setting and assessing the value of traded items, and shipping or delivering the



------------------------------
* This is a forward-looking statement reflecting current expectations and intentions. There can be no assurance that the Company's actual future performance will meet the Company's current expectations or intentions, due to factors described in this section, in the "Risk Factors" and other sections of this prospectus.

products or services. The Company intends to generate revenues from trades transacted by on-line clients based on the value of the items traded, and hopes to attract a significant share of the Internet commerce market.* The website currently does provide the full user functionality intended by the Company. In December 1998, the Company retained MindCorps Inc., a website developer based in Seattle, to redesign and develop a new Ubarter.com site.

        The Company's expansion goals will present a challenge to the resources and working capital of the Company. The full development and implementation of the Company's Ubarter.com Internet website will require additional capital. There can be no assurance that the Company will be able to successfully implement its plans for expansion, acquire and integrate additional barter exchanges into its current structure, or that working capital will be available or will be adequate. See "Risk Factors--Effects of Competition on Company's Performance and Expansion; Funds May Be Insufficient to Satisfy Plans for Growth; Additional Financing; Challenges to the Company's Ability to Manage Growth."

        The Company is a member of the National Association of Trade Exchanges and Barter Association National Currency, a common currency trading system for trade exchanges. These relationships allow the Company to gather information on its industry, foster increased cooperation between the Company and other barter exchanges, improve the Company's visibility within the barter industry, and further enable the Company's ability to compete.

BUSINESS DEVELOPMENT AND MARKETING

        The Company's business development and marketing strategy is in furtherance of the following business objectives:*

    -   Develop and expand its client base
    - Create a strong national presence and capture market share by expanding beyond local operations
    - Develop Ubarter.com into a premier Internet website where individuals and businesses throughout the world can trade
    - Create strategic alliances with established companies to attract trading customers to the Company and the Ubarter.com site
    - Seek to acquire other strategically located barter exchanges to facilitate its growth
    -   Service a more diverse and dispersed clientele
    - Provide the broadest availability of goods and services in the barter industry

        The Company's principal advertising and promotional strategy is to focus on client base development. The Company utilizes the following media and methods to convey its message to potential barter clients:

    -   industry publications
    -   local, regional and national print advertising
    -   direct mail
    -   the Internet




------------------------------
* These statements and objectives are forward-looking statements reflecting current expectations and intentions. There can be no assurance that the Company's actual future performance will meet the Company's current expectations or intentions, due to factors described in this section, in the "Risk Factors" and other sections of this prospectus.

    -   radio talk shows

        The Company budgets approximately 2.5% of its total revenues on its advertising programs. It is anticipated that a portion of the amount spent on advertising may be in Company trade dollars. For Ubarter.com, the Company plans to utilize various methods of print, radio and Internet advertising.

        The Company's corporate office is located in Seattle, Washington. During 1998 the Company unsuccessfully sought to develop operating relationships with certain trade offices in eastern Washington and Texas. The Company now intends to expand its operations as practicable by acquiring other strategically located barter exchanges in the United States or Canada.*

        The key benefits the Company can provide acquired exchanges are:

    -   data processing
    -   barter transaction authorizations
    -   centralized billing
    -   centralized currency
    -   expanded trade dollar purchasing power
    -   potential equity ownership in a public company
    -   standardized marketing and support materials

        The Company hopes to acquire at least one regional trade exchange during fiscal 1999.* From time to time in its marketing efforts, the Company identifies barter exchanges that may be suitable for integration into the Company's system and contacts the operators of these exchanges. The Company has recently entered into negotiations to acquire one such exchange, which, if consummated, would be a significant acquisition. However, the Company's obligations will be subject to numerous contingencies and conditions. If these discussions result in a definitive agreement, of which there is no assurance, it is anticipated that the Company would utilize a combination of cash, trade dollars and common stock as consideration for the acquisition.

GOVERNMENT REGULATIONS

        The barter industry is not currently subject to direct regulation by any government agency, other than regulations generally applicable to businesses. For tax purposes, U.S. barter exchanges are required to file on an annual basis totals of the barter sales of their clients. Similarly, there are currently few laws or regulations directly applicable to access to or commerce on the Internet. It is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing and characteristics and quality of products and services. The adoption of laws or regulations applicable to the Company's business could decrease the growth of the barter industry or the Internet, which in turn, could decrease the demand for the Company's services and increase the Company's cost of doing business or otherwise have an material adverse effect on the Company's business, prospects, financial condition and results of operations. Furthermore, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve.



------------------------------
* This is a forward-looking statement reflecting current expectations and intentions. There can be no assurance that the Company's actual future performance will meet the Company's current expectations or intentions, due to factors described in this section, in the "Risk Factors" and other sections of this prospectus.

PROPRIETARY RIGHTS

        The Company relies on a combination of copyright and trademark laws, trade secrets, software security measures, license agreements and nondisclosure agreements to protect its proprietary rights and software products. Much of the Company's proprietary information may not be patentable, and the Company is not the owner or assignee of any domestic or foreign patents. The Company has a U.S. federal and international trademark registered for IBC International Barter Corp.(R)

        The Company has federal service mark applications pending for "Ubarter.com." It has registered Internet domain names for Ubarter.com and ibinc.com.

        The Company cannot be certain that others will not develop substantially equivalent or superseding proprietary technology, or that equivalent services will not be marketed in competition with the Company's services, thereby substantially reducing the value of the Company's proprietary rights. Furthermore, there can be no assurance that any confidentiality agreements between the Company and its employees or any license agreements with its customers will provide meaningful protection for the Company's proprietary information in the event of any unauthorized use or disclosure of such proprietary information.

        The Company also relies on certain technology which it licenses from third parties, including software which is used in the Company's services to perform key functions. There can be no assurance that these third party technology licenses will continue to be available to the Company on commercially reasonable terms. The loss of or inability to maintain any of these technology licenses could result in delays or reductions in service development or delivery until equivalent technology could be identified, licensed and integrated. Any such delays or reduction in service development or delivery would adversely affect the Company's business, operating results and financial condition.

RESEARCH AND DEVELOPMENT

        During the years ended March 31, 1998 and 1997, the Company did not incur costs related to research and development activities, other than as part of general and administrative expenses.

SEASONALITY

        The Company is not aware of any significant seasonal influences on its business. The composition of certain products and services changes modestly with shifts in weather with no material impact on total revenues. The barter industry has observed a modest upturn in business during weaker economic times as clients tend to utilize barter more when cash conservation is a priority.

EMPLOYEES

        At December 31, 1998, the Company operated with the services of its Directors, Executive Officers, and five additional full-time employees and consultants. The Company's future success will depend, in part, on its ability to attract, retain and motivate highly qualified technical and management personnel. From time to time, the Company may employ independent consultants or contractors to support its research and development, marketing, sales and support and administrative organizations. The Company's employees are not represented by any collective bargaining unit, and the Company has never experienced a work stoppage. The Company believes its relations with its employees are good.

The Company estimates that successful implementation of its growth plan would result in approximately 30 additional employees by the end of fiscal 2000. See "Risk Factors--Ability to Manage Growth."

PROPERTY

        The Company's executive offices are located in Seattle, Washington, where the Company currently leases approximately 1,800 square feet. The Company leases this space under an operating lease that expires in September 1999. The Company believes that its current facilities are adequate and are suitable for their current use, and that suitable additional facilities will be available, when needed, upon commercially reasonable terms.

LEGAL MATTERS

        To the best of the Company's knowledge, there are no legal actions pending, threatened or contemplated against the Company.


                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

        Management of the Company is vested in its Board of Directors and officers. There currently are four directors. The directors are elected by the shareholders. The Board of Directors of the Company is comprised of only one class. All of the directors serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. The officers of the Company hold office at the discretion of the Board of Directors.

        The Board of Directors and executive officers of the Company and their respective ages as of December 31, 1998 are set forth in the table below. Also provided is a brief description of the business experience of each director and executive officer and the key personnel during the past five years and an indication of directorships (if any) held by each director in other companies subject to the reporting requirements under the Federal securities laws.


         Name                   Age                          Position
         ----                   ---                          --------
   Steven M. White               40       Chief Executive Officer, President, Director,
                                          Chairman of the Board
   Alan Zimmelman                54       Vice President, Director
   Richard Mayer                 59       Vice President, Secretary, Director
   Kevin R. Andersen             47       Chief Financial Officer and Treasurer
   Glen T. White                 44       Director

        Following is a discussion of the business background of each director and executive officer. Steven White, Alan Zimmelman and Richard Mayer are full-time employees of the Company. Glen White devotes only such time as may be necessary to the Company's business and affairs.

BUSINESS EXPERIENCE

        Steven M. White has been a member of the Board of Directors, and has served as President and Chief Executive Officer since September 1996. From July 1983 until its merger with the Company in 1996, Mr. White served as President of Cascade Trade Association, a private company involved in the barter business. He has over nineteen years experience in sales and management, including over fifteen years affiliated with companies involved in the barter business. He has served on the Board of Directors of the National Association of Trade Exchanges since 1995, and is its President for the 1998-1999 term.

        Alan Zimmelman has been a member of the Board of Directors since November 1997. From November 1987 until August 1996, he was President of BXI West Los Angeles, a private company involved in the barter business. Mr. Zimmelman joined the Company in September 1996 and was appointed VP Operations in September 1997. He has over twenty-six years experience in sales and management, including over ten years affiliated with companies involved in the barter business, twelve years affiliated with companies in the hotel industry and five years affiliated with companies in hospital administration.

        Richard Mayer has been a member of the Board of Directors since September 1996. He has over thirty years experience in sales and management, including over six years affiliated with companies involved in the barter business. From November 1995 until its merger with the Company, he was Vice President of Marketing for Cascade Trade Association, a private company involved in the barter business. From April 1989 until November 1995, he was the owner of Money Mailer of the Sound, a private company involved in direct mail. From 1960 until 1989, he was with General Electric Capital Corp.

        Glen T. White has been a member of the Board of Directors since November 1997. Since June 1977, he has been in the US Navy and currently holds the rank of Commander. Glen T. White is the brother of Steven M. White.

        Kevin R. Andersen has served as Chief Financial Officer since joining the Company in August 1998. Mr. Andersen has been a partner with the firm of Andersen, Andersen & Strong L.C. since 1990. He was formerly with the national accounting firm of Laventhol & Horwath where he served in the Las Vegas, Nevada office and in the firm's national tax office in Washington D.C. Mr. Andersen was on the Laventhol & Horwath Teaching Faculty and has been a Professor of Taxation at the Washington College of Law. Mr. Andersen received a B.S. degree in Accounting from the University of Utah in 1977, a Master of Accountancy (Taxation) from UNLV in 1988, and has been a CPA since 1980.

BOARD COMMITTEES AND MEETINGS

        During the fiscal year ended March 31, 1998, the Board of Directors held six meetings. During this period, each of the directors attended or participated in more than 75% of the aggregate of the total number of meetings of the Board of Directors.

        The Board of Directors has not yet established a Compensation Committee or an Audit Committee. When established, the Compensation Committee will make recommendations concerning the salaries and incentive compensation of employees of, and consultants to, the Company, and will administer the Company's 1998 Stock Option Plan. When established, the Audit Committee will be responsible for reviewing the results and scope of audits and other services provided by the Company's independent auditors.

EXECUTIVE COMPENSATION

        The following table sets forth all compensation paid or earned for services rendered to the Company in all capacities during the year ended March 31, 1998 to the Company's President and Chief Executive Officer (the "Named Officer"). No executive officer received total annual salary, bonus and other compensation in excess of $100,000 in that fiscal year. No executive officer who would have otherwise been includable in this table on the basis of salary and bonus earned for the 1998 fiscal year has been excluded by reason of his or her termination of employment or change in executive status during the fiscal year.


                                                     SUMMARY COMPENSATION TABLE
                                 ------------------------------------------------------------------
                                      ANNUAL COMPENSATION                  LONG-TERM COMPENSATION
                                 --------------------------------          ------------------------
                                                                                         SECURITIES
                                                                                         UNDERLYING
                                                                           STOCK          OPTIONS/
NAME AND PRINCIPAL POSITION      YEAR        SALARY         OTHER          AWARDS         WARRANTS
---------------                  ----        -------        -----          -----         ----------
Steven M. White                  1998        $75,000        - (1)           -(2)              -
President and CEO


-------------------------
(1) Perquisites and other personal benefits, securities and property in the aggregate do not exceed the threshold reporting level of the lesser of $50,000 or 10% of total salary and bonus reported for the Named Officer.

(2) No stock awards were granted to Mr. White during the fiscal year ended March 31, 1998. The aggregate value of all shares held by Mr. White as of March 31, 1998 was approximately $2,444,743, based upon the OTC Bulletin Board closing price for the shares on that date.

OPTION GRANTS IN LAST FISCAL YEAR

        No stock options or stock appreciation rights were granted to the Named Officer, or any other officers or directors of the Company, during the fiscal year ended March 31, 1998.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

       The following table provides information with respect to the Named Officer regarding the exercise of options during the 1998 fiscal year and unexercised options held as of the end of the 1998 fiscal year. No stock appreciation rights were exercised during the 1998 fiscal year or were outstanding at the end of the 1998 fiscal year.

                                                     NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED               IN-THE-MONEY
                       SHARES                               OPTIONS                         OPTIONS
                      ACQUIRED        VALUE          AT FISCAL YEAR-END(#)           AT FISCAL YEAR-END($)
                    ON EXERCISE     REALIZED      ---------------------------     ---------------------------
     NAME                (#)          ($)         EXERCISABLE   UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
     ----           ------------------------      -----------   -------------     -----------   -------------
Steven M. White          --            --             --             --               --             --

SIGNIFICANT EMPLOYEES AND CONSULTANTS

        The Company employs several administrative, technical, sales and support personnel who perform various day-to-day tasks and conduct operations. In addition, the Company from time to time utilizes consultants or consulting firms to assist in the development of its business plan and operations. The following individuals are significant employees or consultants of the Company.

        Dan C. Schneider, 45, has served as Chief Technology Officer since joining the Company in August 1998. From 1985 to 1998, he worked at Darigold, Inc. as manager of its PC-related activities. He was responsible for the deployment of UNIX-based, DOS-based, and Windows-based systems and networks, and managed hardware and software support. In 1997, he developed the corporate website for Darigold, and established a password-protected database allowing milk producers to check daily quality control testing data. Mr. Schneider received a B.A. degree in Business Administration from Central Washington University in 1977.

        Liad Y. Meidar, 24, is President of Astra Advisors LLC, a management consulting firm from New York, New York. Mr. Meidar was retained by the Company in October 1998 to advise management in strategic decisions related to corporate planning and mergers and acquisitions. From July 1997 to September 1998, Mr. Meidar was employed by BT Alex. Brown Incorporated, New York, as a Financial Analyst in the Financial Sponsors Group. At BT Alex Brown, he served financial sponsor clients in transactions involving high yield bond issuances, senior debt underwriting and syndication, and international acquisitions. Mr. Meidar received a B.A. in Economics from Princeton University in 1997.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL AGREEMENTS

        Steven White. Pursuant to an Employment Agreement effective as of November 24, 1998, the Company employed Steven White as its President and Chief Executive Officer. The term of employment commenced on December 1, 1998, and continues for a period of three years. Mr. White's salary is $85,000 per annum, which may be increased annually at the discretion of the Board of Directors of the Company.

        Alan Zimmelman. Pursuant to an Employment Agreement effective as of November 24, 1998, the Company employed Alan Zimmelman as its Vice President of Area Broker Relations. The term of employment commenced on December 1, 1998, and continues for a period of three years. Mr. Zimmelman's initial salary is $50,000 per annum, which may be increased annually at the discretion of the Board of Directors.

        Richard Mayer. Pursuant to an Employment Agreement effective as of November 24, 1998, the Company employed Richard Mayer as its Vice President of Marketing and Operations. The term of employment commenced on December 1, 1998, and continues for a period of three years. Mr. Mayer's initial salary is $50,000 per annum, which may be increased annually at the discretion of the Board of Directors.

        Kevin R. Andersen. Pursuant to an Employment Agreement effective as of August 1, 1998, the Company employed Kevin Andersen on a part-time basis as its Chief Financial Officer. The term of employment commenced on August 1, 1998, and continues for a period of three years. Mr. Andersen's base salary is $50,000 per annum, which may be increased on a temporary basis for additional project-related accounting duties, or increased annually at the discretion of the Board of Directors of the Company.

        Each of the agreements for the executive officers named above entitle them to options to purchase 40,000 shares of common stock for each year of employment, which will vest at the rate of 20,000 options on each of the first and second anniversary dates of employment with the Company. All agreements contain a change of control provision which provides for the continuing employment of the officer for the duration of the term of the agreement in the event of a merger, acquisition of the Company or sale of substantially all of its assets. Upon the change of control event the agreements provide that the officers are entitled to, in addition to any payments made for continued employment, payment from the Company of $50,000 for Kevin Andersen, $150,000 each for Alan Zimmelman and Richard Mayer, and $1,000,000 for Mr. Steven White.

DESCRIPTION OF 1998 STOCK OPTION PLAN

        The 1998 Stock Option Plan ("1998 Plan") is intended to serve as an equity incentive program for management, qualified employees, non-employee members of the Board of Directors, and independent advisors or consultants. The 1998 Plan became effective on June 1, 1998 upon adoption by the Board of Directors, and was ratified by shareholders at the annual meeting in November 1998. As of December 31, 1998, the Company had granted options to purchase an aggregate of 327,000 shares of common stock under the 1998 Plan. The following is a summary of the principal features of the 1998 Plan.

         Under the 1998 Plan, the total number of shares of common stock reserved for issuance at any time is that number equal to 20% of the outstanding shares of Company common stock, which may be Incentive Stock Options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or nonqualified stock options. If any outstanding option expires or is terminated for any reason, the shares of common stock allocable to the unexercised portion of that option may again be subject to an option to the same optionee or to a different person eligible under this Plan.

        The 1998 Plan contains two separate components: (i) a discretionary option grant program under which eligible individuals in the Company's employ or service (including officers and other employees, non-employee Board members and independent advisors or consultants) may, at the discretion of the plan administrators, be granted options to purchase shares of common stock; and (ii) an automatic option grant program under which option grants will automatically be made at periodic intervals to eligible non-employee Board members to purchase shares of common stock at an exercise price equal to their fair market value on the grant date.

        The discretionary option grant program is administered by the Board of Directors or a committee of two or more members of the Board. Plan administrators have sole authority to prescribe the form, content and status of options to be granted, select the eligible recipients, determine the timing of option grants, determine the number of shares subject to each grant, the exercise price, vesting schedule, and term for which any option will remain outstanding, provided, however, that the exercise price for any option granted may not be less than the fair market value per share of the common stock at the date of grant. The Board of Directors has the authority to determine the terms and restrictions on all restricted option awards granted under the 1998 Plan, and in general, to construe and interpret any provision of the 1998 Plan.

        The exercise price for outstanding option grants under the 1998 Plan may be paid in cash or, upon approval of the plan administrators, in shares of common stock valued at fair market value on the exercise date, having shares withheld from the amount of shares of common stock to be received by the optionee, by delivery of an irrevocable subscription agreement obligating the optionee to take and pay for the shares of common stock to be purchased within one year of the date of such exercise, through a same-day cashless exercise program or a reduction in the amount of any Company liability to the optionee, or by such other consideration and method of payment for the issuance of shares to the extent permitted by applicable laws.

        The administration of the automatic option grant program is self-executing in accordance with the provisions of the 1998 Plan. Under the automatic option grant program, immediately after each annual meeting of shareholders, each elected non-employee director of the Company is automatically granted a nonqualified stock option to purchase 5,000 shares of common stock for each year included in the term for which such he or she was elected.

        Under the 1998 Plan, no stock option can be granted for a period longer than ten years or for a period longer than five years for ISOs granted to optionees possessing more than 10% of the total combined voting power of all classes of stock of the Company. Unless extended by the Plan administrators until a date not later than the expiration date of the option, the right to exercise an option terminates ninety days after the termination of an optionee's employment, contractual or director relationship with the Company. If the optionee dies or is disabled, the option will remain exercisable for a period of one year after the termination of employment or relationship with the Company.

OPTION GRANTS

        For each of the Directors and executive officers named above and the various indicated groups, the table below shows as of December 31, 1998 (i) the number of shares of common stock subject to options which have been granted under the 1998 Plan and (ii) the exercise price payable per share of the options.


                                                NUMBER OF
                                                 OPTION        EXERCISE PRICE OF
NAME AND POSITION                               SHARES(1)      GRANTED OPTIONS(1)
-----------------                               ---------      ------------------
Steven M. White                                  45,000               .8125
Alan Zimmelman                                   45,000               .8125
Richard Mayer                                    45,000               .8125
Kevin R. Andersen                                40,000               .8125
Glen T. White                                     5,000               .8125
All current executive officers as a group
   (4 persons)                                  175,000               .8125
All current directors (other than
   executive officers) as a group (1 person)      5,000               .8125
All employees, including current officers
   who are not executive officers, and
   consultants, as a group   (10 persons)       147,000           .8125 - .9375


(1) The options expire five years from the date of grant. They are 50% vested one year after the date of grant, and are fully vested after two years.

DIRECTOR COMPENSATION

        Except for grants of stock options and reimbursement of expenses, directors of the Company generally do not receive compensation for services rendered as a director. The Company does not compensate its directors for committee participation or for performing special assignments for the Board of Directors. Under the Company's 1998 Stock Option Plan, non-employee directors of the Company receive automatic grants of stock options each year upon their re-election at the annual meeting of shareholders, exercisable at not less than the fair market value of the Company's common stock on the day of grant.

LIMITATION OF LIABILITY

        The Company's bylaws provide for the indemnification of officers and directors to the fullest extent possible under Nevada Law, against expenses (including attorney's fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Company. The Company is also granted the power, to the maximum extent and in the manner permitted by the Nevada Revised Statutes, to indemnify each of its employees and agents (other than directors and officers) against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Company.

        The Articles of Incorporation of the Company limit or eliminate the personal liability of officers directors for damages resulting from breaches of their fiduciary duty for acts or omissions, except for damages resulting from acts or omissions which involve intentional misconduct, fraud, knowing violation of the law, or the payment of dividends in violation of the Nevada Revised Statutes.

        The four executive officers of the Company have entered into employment agreements which provide that, in addition to all other rights of indemnification they may have as officers of the Company, they shall be indemnified by the Company for all reasonable expenses and liabilities of any type or nature, including attorneys' fees, incurred in connection with any action, suit or proceeding to which they may be a party by reason of, or in connection with their positions as officers of the Company. The officers are also indemnified by the Company against all amounts paid by them in settlement of these legal proceedings, provided that the settlement is approved by independent legal counsel selected by the Company, except to the extent that expenses relate to matters for which it is adjudged that the officers are liable for willful misconduct.

        The Company maintains Director and Officer liability insurance with an aggregate coverage amount of $1,000,000.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         The directors, executive officers, and any persons holding more than ten percent of the common stock of a company subject to the reporting requirements of the Exchange Act, are required to report their initial ownership of the Company's common stock and any subsequent changes in their ownership to the Securities and Exchange Commission ("SEC"). In addition, they are required to furnish the Company with copies of all Section 16(a) forms they file. Specific due dates have been established by the SEC, and the Company is required to disclose any failure to file by those dates. However, the Company, together with its directors, executive officers, and ten percent holders, became subject to the Exchange Act in June 1998, after the close of the 1998 fiscal year. Consequently, no reports were required to be filed during the 1998 fiscal year.


                         SECURITIES OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of December 31, 1998 for
(a) each person known by the Company to be a beneficial owner of five percent or more of the outstanding common stock of the Company, (b) each executive officer, director and nominee for director of the Company, and (c) all directors and executive officers of the Company as a group.


                                   Shares
Name and Address(1)             Beneficially     Percentage
of Beneficial Owner                 Owned       of Shares(2)
-------------------             ------------    ------------
Steven M. White                 1,403,498(3)       24.1%

Allen Zimmelman                   63,900(3)         1.1%

Richard Mayer                     59,000(3)         1.0%

Kevin R. Andersen                 40,000(4)           *

Glen T. White                     15,000(5)           *

New Horizons LP                 1,241,800(6)       20.1%
248 West Park Avenue
Long Beach, NY 11561

Astra Advisors LLC               670,000(7)        10.4%
61 West 62nd Street, #19D
New York, NY  10023

All executive officers and      1,581,398(8)       26.6%
directors as a  group
(5 persons)

------------

 *  Less than one percent.

(1) Except as noted below, the business address of Mr. White and all other directors and executive officers is 21400 International Blvd., Suite 207, Seattle, WA 98198.

(2) Percentage of beneficial ownership is based upon 5,776,400 shares of common stock outstanding as of December 31, 1998.

(3) Includes 45,000 shares underlying stock options granted but not yet exercised.

(4) Includes 40,000 shares underlying stock options granted but not yet exercised.

(5) Includes 5,000 shares underlying stock options granted but not yet exercised.

(6) Sors Inc. as general partner is also deemed the beneficial owner of the shares of the common stock owned by New Horizons LP because of its power to vote and dispose of those shares. Includes 400,000 shares underlying Warrants not yet exercised.

(7) Includes 670,000 shares underlying stock options granted but not yet exercised. Liad Y. Meidar is also deemed the beneficial owner of the options owned by Astra Advisors LLC because of his power to vote and dispose of those shares. See "Certain Relationships and Related Transactions."

(8) Includes 180,000 shares underlying stock options granted but not yet exercised.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Prior to the Company's merger in November 1996 with Cascade Trade Association, Steven White and Richard Mayer were executive officers of Cascade Trade Association. In September 1996, Mr. White and Mr. Mayer were appointed directors of the Company and Mr. White was appointed an officer of the Company. Steven White was the principal shareholder of Cascade Trade Association. In connection with the merger, Mr. White was issued 1,800,000 shares of common stock of the Company.

         New Horizons LP is a significant shareholder of the Company. The general partner of New Horizons LP is Sors Inc., which is managed by Joseph MacDonald. The spouse of Mr. MacDonald, Ms. Mary Martin, entered into a one-year consulting agreement with the Company commencing in August 1998. In exchange for investor relations and consulting services rendered, and for reimbursement of expenses, Ms. Martin is paid $2,000 per month and received a grant of 40,000 options exercisable at $.8125 per share.

         In July 1998, New Horizons LP purchased 400,000 units, consisting of one share of common stock and one Warrant, offered by the Company in a private placement for $1.25 per unit. The Warrants entitle New Horizons LP to purchase under this prospectus one share of common stock at a price of $1.50 per share. New Horizons LP is a Selling Shareholder under this prospectus. See "Selling Shareholders."

        Liad Y. Meidar is President and the principal owner of Astra Advisors LLC, a management consulting firm from New York, New York. The Company has entered into a consulting agreement with Astra Advisors LLC and Liad Meidar. Mr. Meidar has agreed to serve as an advisor to the Company through September 30, 2000, focusing on potential acquisitions, strategic planning and business development. For his services, Mr. Meidar will receive cash compensation of $80,000 per year and an aggregate total of 630,000 stock options. Of these options, 10,000 are exercisable at the price of $4.00, 20,000 at $6.00, 40,000 at $8.00, 80,000 at $10.00, 160,000 at $12.00 and 320,000 at $14.00. If a merger or acquisition transaction is consummated during the term of the agreement or within one year thereafter, Mr. Meidar will receive a fee equal to 3% of the consideration paid by the Company, payable in cash and common stock valued at fair market value.

                            DESCRIPTION OF SECURITIES

        The Company's articles of incorporation, as amended, authorize the issuance of up to twenty-five million (25,000,000) shares of common stock, $.001 par value per share. No preferred stock has been authorized by the Company.

COMMON STOCK

        Each share of common stock has the same rights, privileges and preferences. Holders of the shares of common stock have no preemptive rights to acquire additional shares or other subscription rights. They have no conversion rights and are not subject to redemption provisions or future calls by the Company.

        The holders of shares of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. The holders of common stock are not entitled to cumulate their votes for the purpose of electing directors of the Company.

        In the event of liquidation, dissolution, or winding-up of the Company, either voluntarily or involuntarily, the holders of the outstanding shares of Common Stock are entitled to receive a pro rata share of the net assets of the Company as are distributable after payment of all liabilities which may then be outstanding.

        DIVIDENDS POLICY

        Dividends on common stock are payable from profits or capital legally available for that purpose. Common stock will participate equally in dividends if declared by the Board of Directors. The Company has not paid dividends on its common stock since its inception. It is the current policy of the Board of Directors to retain any future earnings to finance operations and growth. Accordingly, the Company does not anticipate paying any cash dividends in the foreseeable future.

WARRANTS

        The Warrants were issued to three investors in a private placement in July 1998. As a result of the 2 for 1 stock split of the Company's common stock, effective July 24, 1998, the Warrants were adjusted such that each Warrant is exercisable at the price of $1.50 per share. Each Warrant entitles the holder to purchase, at a price of $1.50 per share, subject to adjustment, one share of common stock during the period commencing on the investment date and ending on June 30, 2000. The Company has reserved an equivalent number of shares of common stock for issuance on exercise of the Warrants. The Warrants are nontransferable, and may be exercised in whole or in part. The Company has no right to redeem the Warrants prior to the expiration of the exercise period.

        Any Warrant holders who do not exercise their Warrants prior to the conclusion of the exercise period will forfeit the right to purchase the shares of common stock underlying the Warrants and, after the conclusion of the exercise period, any outstanding Warrants will become void and be of no further force or effect.

        The exercise price of the Warrants and the number of shares to be obtained upon the exercise of the Warrants are subject to adjustment in certain circumstances including a stock split of, or stock dividend on, or a recapitalization of the common stock. In the event of liquidation, dissolution or winding up of the Company, holders of the Warrants, unless exercised, will not be entitled to participate in the assets of the Company. Holders of the Warrants have no voting, preemptive, liquidation or other rights of a shareholder, and no dividends will be declared on the Warrants.

        The exercise price of the Warrants is adjustable downward if the Company were to issue (other than by stock dividend or stock split) or sell shares of its common stock for a consideration per share less than the Warrant purchase price. The holders of the Warrants have certain piggy-back registration rights with respect to the Warrants and the underlying common shares. The Company has agreed to pay all registration expenses incurred in connection with the registration of the common shares issuable upon exercise of the Warrants.

TRANSFER AGENT

        Securities Transfer Corporation, 16910 Dallas Parkway, Suite 100, Dallas, Texas 75248, serves as transfer agent for the Company's common stock, and serves as transfer and warrant agent for the Warrants.


                              PLAN OF DISTRIBUTION

        The sale or distribution of the common stock covered by this prospectus may be effected directly to purchasers by the Selling Shareholders from time to time in the over the counter market on the OTC Bulletin Board (or if the Company should qualify and be listed, on the NASDAQ SmallCap Market) at prices and at terms prevailing at the time of sale. The Shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as an agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resales by that broker or dealer for its own account pursuant to this prospectus; (c) an over-the-counter distribution in accordance with the rules of the OTC Bulletin Board; (d) in ordinary brokerage transactions or transactions in which the broker solicits purchasers; (e) in transactions otherwise than on any stock exchange or in the over-the-counter market; and (f) pursuant to Rule 144. Any of these transactions may be effected at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the Selling Shareholder or by agreement between the Selling Shareholder and underwriters, brokers, dealers or agents, or purchasers. There is no assurance that any of the Selling Shareholders will sell any or all of the shares offered by them.

        In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Shareholders in amounts to be negotiated prior to the sale. The Selling Shareholders and any brokers, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters, and any profit on the sale of the common stock by them and any discounts, concessions or commissions received by any underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

        Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

        The Company will pay all the expenses incident to the registration, offering and sale of the shares to the public under this prospectus, other than commissions, fees and discounts of underwriters, brokers, dealers and agents. The Company will not receive any proceeds from the sale of the shares by the Selling Shareholders. The Company may at its discretion withdraw the registration statement of which this prospectus constitutes a part at any time.


                              SELLING SHAREHOLDERS

        The following table sets forth certain information regarding beneficial ownership of common stock, including common stock underlying the Warrants, of each Selling Shareholder and as adjusted to give effect to the sale of the shares. Information concerning the Selling Shareholders may change from time to time. Any changes of which the Company is advised will be set forth in a Prospectus Supplement to the extent required. See "Plan of Distribution."


                                       PRIOR TO                         AFTER OFFERING
                                       OFFERING                     ------------------------
                                       NUMBER OF     SHARES         NUMBER OF
BENEFICIAL OWNER(1)                     SHARES      OFFERED          SHARES    PERCENTAGE(1)
-------------------                    ---------    -------         ---------  -------------
Cathryn and Peter Adler                  15,200        8,000          7,200           *
Allied Hansard Capital Ltd.(2)          400,000      400,000              0           *
Spencer Bickel                            5,500        2,000          3,500           *
Scott Brennan                               800          400            400           *
Rosanne Catalano                          4,400        2,000          2,200           *
Charon Management(2)                    620,000      568,000         52,000           *
Rand Coulson                            276,000      184,000         92,000         1.6%
Carmen DeAstis                            1,200          400            800           *
Inez Deaton                                 800          400            400           *
Fred Dempsey                              8,000        4,000          4,000           *
Tony Faranda                                800          400            400           *
Joanne and Kevin Flood                      800          800              0           *
Irving Gartenberg                         3,000        2,000          1,000           *
Global Investments                       33,200       16,600         16,600           *
Peter Gordon                              1,200          400            800           *
Michael Gruschow                            800          400            400           *
Stephen Gruschow                            800          400            400           *
Susan Harrison                            5,000        2,000          3,000           *
Eugene Herman                             1,800        1,200            600           *
Sherrill Holland III                     22,000        8,000         14,000           *
Jane Holland                              8,000        4,000          4,000           *
Irish Global Partners Ltd.               34,000       34,000              0           *
Kevin Krupke                              8,000        4,000          4,000           *
Anthony Maragioglio                       5,100        2,000          3,100           *
Maria Maragioglio                         2,800        2,000            800           *
Michael Marcojohn                           800          400            400           *
Mary Martin                             164,000       40,000        124,000           *
Sinisa Milenkovich                        2,400        1,200          1,200           *
New Horizons, L.P.(3)                 1,241,800    1,100,000        141,000         2.4%
Harry Raffa                               2,000        2,000              0           *
Joseph Raffa                              8,000        4,000          4,000           *

                                       PRIOR TO                         AFTER OFFERING
                                       OFFERING                     ------------------------
                                       NUMBER OF     SHARES         NUMBER OF
BENEFICIAL OWNER(1)                     SHARES      OFFERED          SHARES    PERCENTAGE(1)
-------------------                    ---------    -------         ---------  -------------
Jeffrey Schlagenheim                      1,200          400            800           *
Victor Shultz III                           800          400            400           *
Ellen Teixeira                            1,200        1,200              0           *
Andrew Titley                           300,000      100,000        200,000         3.5%
John Titley                             300,000      100,000        200,000         3.5%
Hillary Viders                            4,000        2,000          2,000           *
Richard Viders                            8,000        4,000          4,000           *
Kevin Wanamaker                           1,600          800            800           *
                                                    --------

Total Shares Offered

---------------------
*  Less than one percent.

(1) Beneficial ownership assumes the exercise of all Warrants. Percentage of beneficial ownership is based upon 5,776,400 shares of common stock outstanding as of December 31, 1998.

(2) Includes 200,000 shares of common stock issued upon exercise of the Warrants.

(3) Includes 400,000 shares of common stock issued upon exercise of the Warrants.


                         SHARES ELIGIBLE FOR FUTURE SALE

        Of the 5,776,400 shares of common stock outstanding as of December 31, 1998, 1,439,400 were issued under an exemption from the registration provisions of the Securities Act under Rule 504 of Regulation D without limitations on resale, and are eligible for resale in the open market. The remaining 4,337,000 shares held by existing shareholders were issued and sold by the Company in private transactions in reliance on exemptions from the registration provisions of the Securities Act and are restricted securities within the meaning of Rule 144 under the Securities Act. Of these restricted shares, 1,803,000 shares are being offered for sale by Selling Shareholders. Assuming exercise of the 800,000 Warrants, Selling Shareholders may sell up to 2,603,000 shares, which will represent approximately 40% of the Company's issued and outstanding shares of Common Stock. All of the remaining restricted shares, including shares held by affiliates, will be eligible in March 1999 for resale in the open market, if any, in compliance with Rule 144. There are no contractual restrictions on the resale of the outstanding common stock.

        In general, Rule 144 under the Securities Act provides that securities may be sold if there is current public information available regarding the Company and the securities have been held at least one year. Rule 144 also includes restrictions on the amount of securities sold, the manner of sale and requires notice to be filed with the SEC. Under Rule 144 a minimum of one year must elapse between the later of the date of the acquisition of the securities from the issuer or from an affiliate of the issuer, and any resale under the Rule. If a one-year period has elapsed since the date the securities were acquired, the amount of restricted securities that may be sold for the account of any person within any three-month period, including a person who is an affiliate of the Company, may not exceed the greater of 1% of the then outstanding shares of the common stock of the Company or the average weekly trading volume in the over-the-counter market during the four calendar weeks preceding the date on which notice of sale is filed with the SEC. If a two-year period has elapsed since the date the securities were acquired from the issuer or from an affiliate of the issuer, a seller who is not an affiliate of the Company at any time during the three months preceding a sale is entitled to sell the shares without regard to volume limitations, manner of sale provisions or notice requirements.


                                  LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon for the Company by Tollefsen Business Law P.C., Everett, Washington.


                                     EXPERTS

        The financial statements of the Company at March 31, 1998 and for the years ended March 31, 1998 and 1997, included in this prospectus have been audited by Andersen Andersen & Strong LC, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of this firm, given on the authority of that firm as experts in accounting and auditing.


                        CHANGES IN CERTIFYING ACCOUNTANTS

        Andersen Andersen & Strong L.C. has audited the Company's financial statements annually since fiscal 1996. Subsequent to the completion of the 1998 fiscal year audit, the Company retained a partner of Andersen Andersen & Strong L.C. to serve as its Chief Financial Officer. Because it could no longer serve the Company as an independent accounting firm for the 1999 fiscal year, the former accounting firm declined to stand for re-election at the 1998 Annual Meeting of shareholders. During January 1999, the Company engaged the firm of Moss Adams L.L.P. as its independent accountants for the fiscal year ended March 31, 1999.

        The reports of Andersen Andersen & Strong L.C. for prior fiscal years have not contained an adverse opinion or disclaimer of opinion, nor were they modified as to uncertainty, audit scope or accounting principles. There were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.


                             ADDITIONAL INFORMATION

            The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any reports, statements or other information on file at the SEC's Public Reference Room at 450 5th Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains the reports, proxy statements and other information which the Company files electronically with the SEC. The SEC's web site is located at http://www.sec.gov.

        The Company has filed with the SEC a registration statement under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, omits certain of the information set forth in the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the securities offered by this prospectus, reference is made to the registration statement and the exhibits filed as a part thereof. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by this reference. The registration statement and exhibits can be inspected and copied at the public reference section at the SEC's Public Reference Room in Washington D.C. noted above, and at the SEC's regional offices in Chicago, Illinois and New York, New York. The registration statement and exhibits can also be reviewed on the SEC's Internet site at http://www.sec.gov.

                           FINANCIAL STATEMENTS INDEX


                                                                        Page No.
                                                                        --------
1.  Six Months Ended September 30, 1998 and 1997 (unaudited)

        Consolidated Balance Sheets                                        44

        Consolidated Statements of Operations                              45

        Consolidated Statements of Cash Flows                              46

        Notes to Consolidated Financial Statements                         47



2. Fiscal Years Ended March 31, 1998 and 1997

        Report of Independent Accountants                                  50

        Consolidated Balance Sheets as of March 31, 1998 and 1997          51

        Consolidated Statements of Operations                              52

        Consolidated Statement of Shareholders' Equity (Deficit)           53

        Consolidated Statements of Cash Flows                              54

        Notes to Consolidated Financial Statements                         55

                    INTERNATIONAL BARTER CORP. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                      SEPTEMBER 30, 1998 AND MARCH 31, 1998


                                                                 SEPTEMBER 30,             MARCH 31,
                                                                          1998                  1998
                                                                   -----------           -----------
                                     ASSETS
CURRENT ASSETS
  Cash and cash equivalents                                        $ 1,716,690           $   382,564
  Accounts receivable, net of allowance for
    doubtful accounts of $3,102 and $1,956 for
    September 30, 1998 and March 31, 1998, respectively                 52,498                63,259
  Notes receivable - current                                             2,406                 2,406
  Other current assets                                                   1,163                   571
                                                                   -----------           -----------
      Total Current Assets                                           1,772,757               448,800
                                                                   -----------           -----------
PROPERTY AND EQUIPMENT, at cost, net of
  accumulated depreciation                                              49,914                42,259
                                                                   -----------           -----------
OTHER ASSETS
  Notes receivable - noncurrent                                         26,898                32,791
  Prepaid advertising                                                  147,900                    --
  Other assets                                                           8,700                 1,200
                                                                   -----------           -----------
      Total Other Assets                                               183,498                33,991
                                                                   -----------           -----------
                                                                   $ 2,006,169           $   525,050
                                                                   ===========           ===========



                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable                                                 $    35,058           $     9,274
  Trade Dollars issued in excess of earned                              98,765                 5,439
  Current portion of long-term debt                                     11,387                13,074
  Other current liabilities                                             12,464                 7,683
                                                                   -----------           -----------
      Total Current Liabilities                                        157,674                35,470
                                                                   -----------           -----------
LONG-TERM DEBT                                                          11,845                19,097
                                                                   -----------           -----------
STOCKHOLDERS' EQUITY
  Common stock, $.001 par value; authorized 25,000,000
  shares; issued and outstanding 4,883,200 shares and
  3,832,900 shares as of September 30, 1998 and March 31,
  1998, respectively                                                     4,883                 3,833
  Additional paid-in capital                                         1,084,018               540,618
  Subscribed shares, 800,000 shares and 195,000 shares
  (giving effect to stock split) as of September 30, 1998
   and March 31, 1998, respectively                                  1,000,000                37,500

  Accumulated deficit                                                 (252,251)             (111,468)
                                                                   -----------           -----------
      Total Stockholders'  Equity                                    1,836,650               470,483
                                                                   -----------           -----------
                                                                   $ 2,006,169           $   525,050
                                                                   ===========           ===========


The accompanying notes are an integral part of these consolidated financial statements.

                    INTERNATIONAL BARTER CORP. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
           FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997 AND
                THE SIX MONTHS ENDED SEPTEMBER 30, 1998 AND 1997


                                            THREE              THREE              SIX               SIX
                                            MONTHS             MONTHS            MONTHS            MONTHS
                                            9-30-98            9-30-97           9-30-98          9-30-97
                                           -----------       -----------       -----------       -----------
REVENUE                                    $   124,745       $   166,799       $   273,256       $   327,485
COST OF SALES                                   17,002            19,947            34,168            66,836
                                           -----------       -----------       -----------       -----------
      Gross Profit                             107,743           146,852           239,088           260,649
                                           -----------       -----------       -----------       -----------
OPERATING EXPENSES
  Selling, general and administrative          267,656           128,589           390,972           268,239
  Depreciation                                   3,201             2,270             5,859             4,540
                                           -----------       -----------       -----------       -----------
    Total Operating Expenses                   270,857           130,859           396,831           272,779
                                           -----------       -----------       -----------       -----------
Income (Loss) from Operations                 (163,114)           15,993          (157,743)          (12,130)
                                           -----------       -----------       -----------       -----------
OTHER INCOME (EXPENSE)
  Interest income                               14,091             1,779            18,330             3,555
  Interest expense                                (525)           (1,230)           (1,961)           (2,527)
                                           -----------       -----------       -----------       -----------
    Total Other Income (Expense)-net            13,566               549            16,369             1,028
                                           -----------       -----------       -----------       -----------
Net Income (Loss) Before Income Taxes         (149,548)           16,542          (141,374)          (11,102)
Income Tax Expense (Benefit)                        --                --              (591)               --
                                           -----------       -----------       -----------       -----------

Net Income (Loss)                          $  (149,548)      $    16,542       $  (140,783)      $   (11,102)
                                           ===========       ===========       ===========       ===========
Average Common and Equivalent Shares:
  Basic                                      5,683,200         1,550,000         5,227,367         1,550,000
                                           ===========       ===========       ===========       ===========
  Diluted                                    5,683,200         1,550,000         5,227,367         1,550,000
                                           ===========       ===========       ===========       ===========
Net Income (Loss) Per Common Share:
  Basic                                    $      (.03)      $       .01       $      (.03)      $      (.01)
                                           ===========       ===========       ===========       ===========
  Diluted                                  $      (.03)      $       .01       $      (.03)      $      (.01)
                                           ===========       ===========       ===========       ===========

Giving Effect to Stock Split:
Average Common and Equivalent Shares:
  Basic                                                        3,100,000                           3,100,000
                                                             ===========                         ===========
  Diluted                                                      3,100,000                           3,100,000
                                                             ===========                         ===========
Net Income (Loss) Per Common Share:
  Basic                                                      $       .00                         $      (.00)
                                                             ===========                         ===========
  Diluted                                                    $       .00                         $      (.00)
                                                             ===========                         ===========



The accompanying notes are an integral part of these consolidated financial statements.

                    INTERNATIONAL BARTER CORP. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1998 AND 1997


                                                                         1998                  1997
                                                                      -----------           -----------
CASH USED IN OPERATING ACTIVITIES:
Net loss                                                              $  (140,783)          $   (11,102)
Adjustments to reconcile net loss to cash
  provided by operating activities:
    Depreciation                                                            5,859                 4,540
    Bad debts                                                               1,146                    --
    Deferred income taxes                                                    (591)                 (351)
    Net trade revenue earned over (under) trade costs                     (42,074)              (31,151)
Changes in operating assets and liabilities:
  Accounts receivable                                                       9,615                (1,802)
  Contracts receivable                                                      5,892                   240
  Prepaids and other assets                                               (20,000)                   --
  Accounts payable and other liabilities                                   30,565                 1,555
                                                                      -----------           -----------
      Net Cash Used by Operating Activities                              (150,371)              (38,071)
                                                                      -----------           -----------

CASH USED IN INVESTING ACTIVITIES:
                                                                                            -----------
Acquisition of property and equipment                                     (13,514)              (20,358)
                                                                      -----------           -----------
      Net Cash Used by Investing Activities                               (13,514)              (20,358)
                                                                      -----------           -----------

CASH PROVIDED BY FINANCING
  ACTIVITIES:
  Proceeds from sale of common stock                                    1,506,950                    --
  Repayment of notes payable                                               (8,939)              (13,167)
                                                                      -----------           -----------
    Net Cash Provided by Financing Activities                           1,498,011               (13,167)
                                                                      -----------           -----------
  Net Increase (Decrease) in Cash                                       1,334,126               (71,596)
  Cash at Beginning of Period                                             382,564               162,327
                                                                      -----------           -----------
  Cash at End of Period                                               $ 1,716,690           $    90,731
                                                                      ===========           ===========

SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest                                              $     1,961           $     2,452
  Cash paid for income taxes                                                   --                    --

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Prepaid advertising and scrip acquired for IBC Trade Dollars          $   135,400           $        --



The accompanying notes are an integral part of these consolidated financial statements.

                    INTERNATIONAL BARTER CORP. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1 - BASIS OF PRESENTATION

The financial information included herein is unaudited; however, such information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of results for the interim periods.

The results of operations for the three-month and six-month periods ended September 30, 1998 and 1997 are not necessarily indicative of the results to be expected for the full year. The Notes to Consolidated Financial Statements included in the Company's March 31, 1998 registration statement on Form 10-SB should be read in conjunction with these consolidated financial statements.

2 - TRADE DOLLARS

At September 30, 1998, the Company had expended 98,765 IBC Trade Dollars in excess of the amount of Trade Dollars earned by the Company. At March 31, 1998, the Company had expended 5,439 IBC Trade Dollars in excess of the amount of Trade Dollars earned by the Company. This situation is commonly referred to in the commercial barter industry as a "negative trade balance". Trade Dollars expended in excess of earned by the Company is provided for in the IBC Trading Rules that govern the Exchange. Such provisions allow the Company to expend Trade Dollars in excess of earned within certain guideline amounts. The Company would be ultimately obligated to provide goods and services for sale to Exchange members to offset any amounts of Trade Dollars expended in excess of earned.

3 - CAPITAL STOCK

In July of 1998, the Company received cash for common stock and warrants through a private placement whereby, 800,000 units were sold at $1.25 per unit. Each unit consists of one share of common stock and one warrant exercisable at $1.50 per share. The warrants expire June 20, 2000. As of September 30, 1998, the shares were unissued and thereby classified as subscribed stock. During the quarter ended September 30, 1998, 195,000 shares of previously unissued (subscribed) shares were issued. Additionally, warrants were exercised for 649,200 common shares for which the Company received proceeds of $356,300.

On July 9, 1998, the Board of Directors passed a resolution for a 2-for-1 stock split (split) of the Company's common stock to be distributed to shareholders of record after the close of market on July 24, 1998. As a result of the split, $2,020 was reclassified from the "additional paid-in capital" account to the "common stock" account.

4 - INCOME (LOSS) PER SHARE

During the current fiscal year, the Company adopted FASB Statement No. 128, Earnings Per Share. Statement 128 requires presentation of basic earnings per share and diluted earnings per share. Basic earnings per share excludes potential dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted earnings per share is computed similarly to fully diluted earnings per share under previous generally accepted accounting principles in the United States. All prior year earnings per share data are restated to conform with Statement 128 for consistent presentation of all years.

                    INTERNATIONAL BARTER CORP. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4 - INCOME (LOSS) PER SHARE (CONTINUED)

As explained above, on July 9, 1998, the Board of Directors passed a resolution for a 2-for-1 stock split of the Company's common stock to be distributed to shareholders of record after the close of market on July 24, 1998. In order to properly reflect earnings per share on a prospective basis, the Company has provided earnings per share disclosures assuming the stock split had occurred retroactively, along with the earnings per share disclosures based upon actual shares outstanding as of September 30, 1997 and for the three and six months ended September 30, 1997.

Following, is a reconciliation of the numerators of the basic and diluted income
(loss) per share for the three months ended September 30, 1998 and 1997 and the six months ended September 30, 1998 and 1997:

                                                THREE           THREE                 SIX                 SIX
                                                MONTHS          MONTHS               MONTHS              MONTHS
                                               9-30-98          9-30-97              9-30-98            9-30-97
                                             -------------    -------------       -------------       -------------
Net income (loss) available to
common shareholders                          $    (149,548)   $      16,542       $    (140,783)      $     (11,102)
                                             =============    =============       =============       =============

Weighted average shares                          5,683,200        1,550,000           5,227,367           1,550,000
Effect of dilutive securities
  Warrants and options                                  --               --                  --                  --
                                             -------------    -------------       -------------       -------------
                                                 1,550,000        5,227,367           1,550,000           5,683,200
                                             =============    =============       =============       =============
Basic income (loss) per share (based on
   weighted average shares)                  $        (.03)   $         .01       $        (.03)      $        (.01)
                                             =============    =============       =============       =============
Diluted income (loss) per share              $        (.03)   $         .01       $        (.03)      $        (.01)
                                             =============    =============       =============       =============

Giving Effect to Stock Split:
Weighted average shares                                           1,550,000                               1,550,000
Effect of dilutive securities
  Warrants and options                                                   --                                      --
                                                              -------------                           -------------

                                                                  1,550,000                               1,550,000
                                                              =============                           =============
Basic income (loss) per share (based on
   weighted average shares and giving
   effect to stock split)                                     $         .00                           $        (.00)
                                                              =============                           =============
Diluted income (loss) per share (giving
    effect to stock split)                                    $         .00                           $        (.00)
                                                              =============                           =============


5 -  REVENUE

The following table summarizes the cash and trade (consisting of IBC Trade Dollars) components of revenue for the three months ended September 30, 1998 and 1997 and the six months ended September 30, 1998 and 1997:

                THREE             THREE              SIX               SIX
                MONTHS            MONTHS            MONTHS            MONTHS
               9-30-98           9-30-97           9-30-98           9-30-97
               --------          --------          --------          --------
Trade          $ 62,149          $ 79,208          $134,546          $148,597
Cash             62,596            87,591           138,710           178,888
               --------          --------          --------          --------
               $124,745          $166,799          $273,256          $327,485
               ========          ========          ========          ========

                    INTERNATIONAL BARTER CORP. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


6 - STOCK OPTION PLAN

The Company adopted a Stock Option Plan (Plan) effective June 1, 1998 whereby, stock options for up to 20% of the shares of common stock outstanding may be granted at the fair market price at the date of grant to Directors, Officers, Employees and Consultants. Pursuant to the Plan, effective June 1, 1998, the Company granted 148,500 stock options to eleven individuals and entities; exercisable at $1.625 per share for up to 5 years.

Additional shares were granted to one employee based upon the following schedule:

                           LIMIT ON PERCENTAGE OF SHARES
                                  OUTSTANDING BASED UPON
  OPTION        NUMBER               6,050,000 SHARES OF
  PRICE       OF OPTIONS        COMMON STOCK OUTSTANDING
  -----       ----------        ------------------------
$    4.00        10,000                            0.17%
$    6.00        20,000                            0.33%
$    8.00        40,000                            0.66%
$   10.00        80,000                            1.32%
$   12.00       160,000                            2.64%
$   14.00       320,000                            5.29%


7 - SUBSEQUENT EVENTS

A brokerage account was opened and funded for the sole purpose of repurchasing up to 250,000 shares of the Company's common stock in the open market. In October of 1998, 10,900 shares were repurchased for $13,011.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




To the Stockholders and Board of Directors of International Barter Corp. and Subsidiary
Seattle, Washington

We have audited the consolidated financial statements of International Barter Corp. and subsidiary for the years ended March 31, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of International Barter Corp. and subsidiary as of March 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended, in accordance with generally accepted accounting principles.

ANDERSEN ANDERSEN & STRONG L.C.

June 19, 1998
Salt Lake City, Utah

                    INTERNATIONAL BARTER CORP. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                             MARCH 31, 1998 AND 1997


                                                                                     1998                1997
                                                                                   ---------           ---------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents (Note 2)                                               $ 382,564           $ 162,327
  Accounts receivable, net of allowance for
    doubtful accounts of $1,956 and $5,860
    for 1998 and 1997, respectively (Note 2)                                          63,259              58,936
  Notes receivable - current (Note 3)                                                  2,406               2,052
  Other current assets                                                                   571               2,056
                                                                                   ---------           ---------
      Total Current Assets                                                           448,800             225,371
                                                                                   ---------           ---------
PROPERTY AND EQUIPMENT, at cost, net of
  accumulated depreciation (Notes 2 and 5)                                            42,259              25,364
                                                                                   ---------           ---------
OTHER ASSETS
  Notes receivable - noncurrent (Note 3)                                              32,791              35,072
  Deposits                                                                             1,200               4,500
                                                                                   ---------           ---------
      Total Other Assets                                                              33,991              39,572
                                                                                   ---------           ---------
                                                                                   $ 525,050           $ 290,307
                                                                                   =========           =========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable                                                                 $   9,274           $     444
  Trade Dollars issued in excess of earned (Notes 2 and 6)                             5,439              98,274
  Current portion of long-term debt (Note 7)                                          13,074              15,978
  Other current liabilities                                                            7,683               3,582
                                                                                   ---------           ---------
      Total Current Liabilities                                                       35,470             118,278
                                                                                   ---------           ---------
LONG-TERM DEBT (Note 7)                                                               19,097              32,905
                                                                                   ---------           ---------
STOCKHOLDERS' EQUITY
  Common stock, $.001 par value; authorized 25,000,000 shares; issued and outstanding 1,916,450 shares in 1998
    and 1,250,000 shares in 1997 (Notes 1 and 8)                                       1,916               1,250
  Additional paid-in capital (Note 8)                                                542,535             131,851
  Subscribed shares, 50,000 shares in 1998 and 300,000
    shares in 1997 (Note 8)                                                           37,500             150,000
  Accumulated deficit                                                               (111,468)           (143,977)
                                                                                   ---------           ---------
      Total Stockholders'  Equity                                                    470,483             139,124
                                                                                   ---------           ---------
                                                                                   $ 525,050           $ 290,307
                                                                                   =========           =========



The accompanying notes are an integral part of these consolidated financial statements.

                    INTERNATIONAL BARTER CORP. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   FOR THE YEARS ENDED MARCH 31, 1998 AND 1997


                                                            1998                   1997
                                                         -----------           -----------
REVENUE                                                  $   684,062           $   452,673
COST OF SALES                                                143,425               108,847
                                                         -----------           -----------
      Gross Profit                                           540,637               343,826
                                                         -----------           -----------
OPERATING EXPENSES
  Selling, general and administrative                        500,073               395,306
  Depreciation                                                10,755                 9,080
                                                         -----------           -----------
    Total Operating Expenses                                 510,828               404,386
                                                         -----------           -----------
Income (Loss) from Operations                                 29,809               (60,560)
                                                         -----------           -----------
OTHER INCOME (EXPENSE)
  Interest income                                              8,826                 4,028
  Interest expense                                            (4,919)               (6,010)
                                                         -----------           -----------
    Total Other Income (Expense)-net                           3,907                (1,982)
                                                         -----------           -----------
Net Income (Loss) Before Income Taxes                         33,716               (62,542)
Income Tax Expense (Notes 2 and 9)                             1,207                   130
                                                         -----------           -----------
Net Income (Loss)                                        $    32,509           $   (62,672)
                                                         ===========           ===========
Average Common and Equivalent Shares (Note 11):
  Basic                                                    1,316,212               437,500
                                                         ===========           ===========
  Diluted                                                  1,474,970               437,500
                                                         ===========           ===========
Net Income (Loss) Per Common Share:
  Basic                                                  $       .02           $      (.14)
                                                         ===========           ===========
  Diluted                                                $       .02           $      (.14)
                                                         ===========           ===========



The accompanying notes are an integral part of these consolidated financial statements.

                    INTERNATIONAL BARTER CORP. AND SUBSIDIARY
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                   FOR THE YEARS ENDED MARCH 31, 1998 AND 1997


                                                                            ADDITIONAL
                                                            COMMON STOCK     PAID-IN      SUBSCRIBED     ACCUMULATED
                                                 SHARES        AMOUNT        CAPITAL         STOCK         DEFICIT         TOTAL
                                                ---------     ---------      ---------     ---------      ---------      ---------
BALANCE AT MARCH 31, 1996                          10,000     $   8,101      $      --     $      --      $ (81,305)     $ (73,204)
Exchange of 1 share of CTA for 100
  shares of IBC; change from no par
  to $.001 per share. (Notes 1 and 8)             990,000        (7,101)         7,101            --             --             --
Stock issued for services at $.50 per share       250,000           250        124,750            --             --        125,000
Shares subscribed at $.50 per share                    --            --             --       150,000             --        150,000
Net loss                                               --            --             --            --        (62,672)       (62,672)
                                                ---------     ---------      ---------     ---------      ---------      ---------

BALANCE AT MARCH 31, 1997                       1,250,000         1,250        131,851       150,000       (143,977)       139,124
Issuance of subscribed stock                      300,000           300        149,700      (150,000)            --             --
Exercise of  "A" and "B" warrants                 246,450           246        189,104        37,500             --        226,850
Issuance of stock at $.60 per share               120,000           120         71,880            --             --         72,000
Net income                                             --            --             --            --         32,509         32,509
                                                ---------     ---------      ---------     ---------      ---------      ---------

BALANCE AT MARCH 31, 1998                       1,916,450     $   1,916      $ 542,535     $  37,500      $(111,468)     $ 470,483
                                                =========     =========      =========     =========      =========      =========



              The accompanying notes are an integral part of these
                       consolidated financial statements.

                    INTERNATIONAL BARTER CORP. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE YEARS ENDED MARCH 31, 1998 AND 1997


                                                              1998                1997
                                                            ---------           ---------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
Net income (loss)                                           $  32,509           $ (62,672)
Adjustments to reconcile net income (loss) to cash
  provided by operating activities:
    Depreciation                                               10,755               9,080
    Stock issued for services                                      --             125,000
    Deferred income taxes                                       1,207                 130
    Net trade revenue earned over trade costs                (106,570)            (39,549)
Changes in operating assets and liabilities:
  Accounts receivable                                          (4,323)             (6,275)
  Contracts receivable                                          1,927                 129
  Prepaids and other assets                                     3,578                 113
  Accounts payable and other liabilities                       12,931              (4,188)
                                                            ---------           ---------
      Net Cash Provided by Operating Activities               (47,986)             21,768
                                                            ---------           ---------
CASH USED IN INVESTING ACTIVITIES                             (13,915)                 --
                                                            ---------           ---------
CASH PROVIDED BY FINANCING
  ACTIVITIES
  Proceeds from subscribed stock                              298,850             150,000
  Repayment of notes payable                                  (16,712)            (14,460)
                                                            ---------           ---------
    Net Cash Provided by Financing Activities                 282,138             135,540
                                                            ---------           ---------
  Net Increase in Cash                                        220,237             157,308
  Cash at Beginning of Period                                 162,327               5,019
                                                            ---------           ---------
  Cash at End of Period                                     $ 382,564           $ 162,327
                                                            =========           =========
SUPPLEMENTAL CASH FLOW INFORMATION
  Cash paid for interest                                    $   5,128           $   5,785
  Cash paid for income taxes                                       --               5,000

NON-CASH INVESTING AND FINANCING ACTIVITIES
  Furniture purchased with Trade Dollars                    $  13,735           $      --



The accompanying notes are an integral part of these consolidated financial statements.

                    INTERNATIONAL BARTER CORP. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             MARCH 31, 1998 AND 1997


1.  DESCRIPTION OF BUSINESS AND ORGANIZATION

The Company is engaged in operations in the retail barter exchange area of the commercial barter industry. The Company acts as a third-party record-keeper of clients' transactions and balances, which are denominated in Trade Dollars. A Trade Dollar is an accounting unit used to record the value of trades as determined by the buying and selling parties in barter transactions. Trade Dollars denote the right to receive goods or services available from other clients or the obligation to provide goods or services to other clients. Trade Dollars may not be redeemed for cash. Trade Dollars are not legal tender, securities, or commodities. Clients pay cash and Trade Dollar fees and commissions to the Company. For these services, the Company typically receives a cash commission of 10% on the purchases made by clients. The Company has also developed and will operate an Internet "e-commerce" site for bartering products and services. Users will be able to post and/or search for items available for barter. Clients will pay a 2%-3% fee to complete each transaction.

The Company operates with the objectives of long-term equity-building while also ensuring availability of sufficient cash for current operating requirements. Accordingly, the Company may in any period report significant revenue, profits, and increases in net assets from transactions denominated in Trade Dollars or other noncash consideration.

International Barter Corp. (IBC) was incorporated on September 18, 1996, in the State of Nevada. On November 15, 1996, IBC effected a merger agreement with Cascade Trade Association (CTA) wherein IBC issued 1,000,000 shares of stock in exchange for 10,000 shares (100%) of the issued and outstanding stock of CTA. The corporate existence of CTA will cease to exist upon the filing of appropriate articles of merger, after a suitable transition period in which both entities will operate. For accounting purposes, the acquisition has been treated as a reverse acquisition; the acquisition of IBC by CTA and as a recapitalization of CTA. The historical financial statements prior to November 15, 1996 are those of CTA.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. Intercompany transactions have been eliminated.

Trade Dollar Transactions

Normal Valuation of Trade Dollars. The Company uses the ratio of one Trade Dollar to one United States dollar in measuring and accounting for purchases and sales. This one-for-one ratio is the pervasive standard with the Company and throughout the barter industry. The Company does not recognize any accounting implications if differences are observed between trade dollar and U.S. dollar prices that are within reasonable ranges that might exist between prices of similar U.S. dollar transaction.

                    INTERNATIONAL BARTER CORP. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 1998 AND 1997


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued) -

Trade Dollar Valuation in the Statements of Operations and the Balance Sheets. The ratio of $1 per Trade Dollar is applicable to revenue and costs and expenses in the statement of operations.

The negative Trade Dollar balance of the Company is shown as a liability in the balance sheet. This occurs as a result of the Company "borrowing" trade dollars through the issuance of Trade Dollars in excess of the amounts earned by the Company.

At each balance sheet date, in accordance with generally accepted accounting principles, any positive trade dollar balance of the Company would be evaluated for net realizable value. The Company would adjust the carrying value of the trade dollars if the fair value of the trade dollars is less than the carrying value of it is probable that not all trade dollars will be used.

Information that would be used to support the net realizable value of a significant positive trade dollar balance at a balance sheet date would include the Company's past track record of utilizing Trade Dollars, evident ability and intent to utilize the Trade Dollars in a reasonable time, indicated by the quantity of Trade Dollars relative to the size of the Company's procurement budget for items the Trade Dollars may be used for, and preparation of a trade plan for timely utilization on a $1 per Trade Dollar basis for goods and services that will be available.

Revenue Recognition

The Company recognizes revenue equal to the cash to be received from the commission earned when the buyer has made an unconditional commitment to pay and the earnings process has been completed by the finalization of a trade transaction. Revenue is recognized for monthly dues after the fees have been earned and collected. One time set-up fees are recognized as collected and are considered immaterial to net income (loss) for the years ended March 31, 1998 and 1997.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the bases of certain assets and liabilities for financial and tax reporting. The deferred taxes represent the future tax return consequences of those differences which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Income (Loss) Per Share

Income (loss) per share of common stock is computed on the basis of the weighted average shares of common stock outstanding, plus common equivalent shares arising from the effect of dilutive stock warrants under the treasury stock method.

                    INTERNATIONAL BARTER CORP. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 1998 AND 1997

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued) -

Depreciation and Amortization

Property and equipment are stated at cost. Depreciation is computed on the straight-line method for financial statement purposes. Estimated useful lives range from 5 to 7 years.

Allowance for Uncollectible Accounts

The Company provides an allowance for accounts receivable which are doubtful of collection. The allowance is based upon management's periodic analysis of receivables, evaluation of current economic conditions, and other pertinent factors. Ultimate losses may vary from the current estimates and, as additions to the allowance become necessary, are charged against earnings in the period in which they become known. Losses are charged and recoveries are credited to the allowance.

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amount of assets, liabilities, revenue, expenses, gains and losses, and also disclosures about contingent assets and liabilities. Actual results may vary from estimates and assumptions that were used in preparing the financial statements.

Concentration of Credit Risk Arising from Cash +Deposits in Excess of Insured Limits

The company maintains its major cash balances at two financial institutions. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At March 31, 1998, the Company's uninsured cash balances total $282,564.

3.  NOTES RECEIVABLE

At March 31, 1998 and 1997, notes receivable consisted of the following:

                                                                       1998             1997
                                                                      -------          -------
Note receivable from individual, payable over a ten-year
  period in monthly installments of $125, including
  interest at 10% per annum (collateralized by real estate)           $11,025          $11,516

Note receivable from individual, payable over a ten-year
  period in monthly installments of $185, including interest
  at 10% per annum (collateralized by real estate)                     11,457           12,893

                    INTERNATIONAL BARTER CORP. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 1998 AND 1997

3.  NOTES RECEIVABLE (continued) -

                                                                        1998              1997
                                                                      --------           --------
Note receivable from individual, payable over a fifteen-year period in monthly installments of $146, including interest at 10.75% per annum (payments in arrears) (collateralized
  by real estate)                                                     $ 12,715           $ 12,715
                                                                      --------           --------
                                                                        35,197             37,124
Less current portion                                                    (2,406)            (2,052)
                                                                      --------           --------
                                                                      $ 32,791           $ 35,072
                                                                      ========           ========

4.  FAIR VALUES OF FINANCIAL INSTRUMENTS

The Company estimates that the fair value of all financial instruments at March 31, 1998 and 1997 does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheets.

5.  PROPERTY AND EQUIPMENT

At March 31, 1998 and 1997, property and equipment consisted of the following:

                                           1998                1997
                                        ---------           ---------
Computer equipment                      $  13,915           $      --
Equipment                                  81,170              81,170
Furniture and fixtures                     29,015              15,280
Leasehold improvements                     19,706              19,706
Automobile                                 25,588              25,588
                                        ---------           ---------
                                          169,394             141,744
Less, accumulated depreciation           (127,135)           (116,380)
                                        ---------           ---------
                                        $  42,259           $  25,364
                                        =========           =========

Depreciation expense for the years ending March 31, 1998 and 1997, was $10,755 and $9,080, respectively.

6.  EXCESS OF TRADE DOLLARS ISSUED OVER TRADE DOLLARS EARNED

At March 31, 1998 and 1997, the Company had expended 5,439 and 98,274 Trade Dollars respectively, in excess of the amount of Trade Dollars earned by the Company. This situation is commonly referred to in the commercial barter industry as a "negative trade balance."

                    INTERNATIONAL BARTER CORP. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 1998 AND 1997


6.  EXCESS OF TRADE DOLLARS ISSUED OVER TRADE DOLLARS EARNED (continued) -

This provides the Company with additional liquidity and the opportunity to complete advantageous purchase transactions that benefit the Company. The Company would be ultimately obligated to provide goods and services to clients to offset any amounts of Trade Dollars issued in excess of earned.

7.  LONG-TERM DEBT

At March 31, 1998 and 1997, long-term debt consisted of the following:

                                                                       1998               1997
                                                                     --------           --------
Note payable to Key Bank at $894 per month, including
  interest at prime plus 2% per annum (collateralized by
  equipment)                                                         $  5,925           $ 15,410

Note payable to Financial Services, Inc. at $793 per month,
  including interest at 10% per annum (collateralized by
  real estate)                                                         26,246             33,473
                                                                     --------           --------
                                                                       32,171             48,883
Less, current maturities                                              (13,074)           (15,978)
                                                                     --------           --------
                                                                     $ 19,097           $ 32,905
                                                                     ========           ========

The annual maturities of long-term debt for the next five years are as follows:

   YEAR ENDING
     MARCH 31,       AMOUNT
     ---------       ------
       1999          $13,074
       2000            7,898
       2001            8,849
       2002            2,350
       2003               --
                     -------
       Total         $32,171
                     =======

                    INTERNATIONAL BARTER CORP. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 1998 AND 1997


8.  CAPITAL STOCK

Cascade Trade Association (CTA) was organized on October 26, 1987, in the State of Washington. Subsequent to its organization, it issued 10,000 shares of common stock for $8,101. The Company was incorporated on September 18, 1996, in the State of Nevada. On November 15, 1996, the Company effected a merger agreement with CTA wherein the Company issued 1,000,000 shares of common stock in exchange for all of the issued and outstanding shares of CTA.

On January 2, 1997, the Company issued 250,000 shares of common stock in exchange for services valued at $.50 per share.

In January through March of 1997, the Company completed a private placement (Offering) of its common stock pursuant to which 300,000 shares were subscribed for $150,000. Under the terms of the Offering, one "A" warrant and one "B" warrant was issued with each one share of common stock issued. The warrants are immediately exercisable and tradeable after the closing of the offering. Each "A" warrant entitles the holder to purchase one additional share at a price of $.75 per share during a six-month period after the closing of the Offering. Each "B" warrant entitles the holder to purchase one additional share at a price of $1.00 per share during a nine-month period after closing of the Offering. The warrants may be extended upon appropriate notice given shareholders by the management.

In February of 1998, the Company completed a private placement (Placement) of its common stock pursuant to which 120,000 shares were issued for $72,000. Under the terms of the Placement, one "C" warrant and one "D" warrant was issued with each one share of common stock issued. The warrants are immediately exercisable and tradeable after the closing of the Placement. Each "D" warrant entitles the holder to purchase one additional share at the price of $1.10 per share during a three-month period after closing of the Placement. The warrants may be extended upon appropriate notice given shareholders by the management.

During fiscal 1998, "A" and "B" warrants were exercised for 246,450 shares of common stock (of which 50,000 shares remained unissued at March 31, 1998) for $226,850. Also during fiscal 1998, 300,000 shares of previously subscribed stock were issued.

At March 31, 1998, the number of warrants issued and outstanding were as follows: "A" warrants - 12,850, "B" warrants - 288,700, "C" warrants - 120,000, and "D" warrants - 120,000.

                    INTERNATIONAL BARTER CORP. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 1998 AND 1997


9.  INCOME TAXES

The components of the provision for income taxes at December 31, 1998 and 1997 are as follows:

                             1998            1997
                            ------          ------
Current - Federal           $   --          $   --
Deferred - Federal           1,207             130
                            ------          ------
Income tax expense          $1,207          $  130
                            ======          ======

A reconciliation of the consolidated income tax expense on income per the U.S. Federal statutory rate to the reported income tax follows:

                                               1998            1997
                                              ------          ------
Taxes at U.S. Federal statutory rate          $   --          $   --
Non-deductible expenses                           --              --
Depreciation and bad debts allowance           1,207             130
                                              ------          ------
Effective tax                                 $1,207          $  130
                                              ======          ======

Deferred tax liabilities (assets) consisted of the following at March 31, 1998 and 1997:

                                                    1998               1997
                                                  --------           --------
Depreciation                                      $    231           $    351
                                                  --------           --------
Gross deferred tax liabilities                         231                351
                                                  --------           --------
Bad debt allowance                                    (665)            (1,992)
Loss carryforwards                                 (10,078)           (20,604)
                                                  --------           --------
Gross deferred tax assets                          (10,743)           (22,596)
Valuation allowance - deferred tax asset            10,078             20,604
                                                  --------           --------
                                                  $   (434)          $ (1,641)
                                                  ========           ========

The net change in the valuation allowance for deferred taxes was a decrease of $10,526 for fiscal year 1997. The change relates to a loss carryforward from fiscal year 1997.

As of March 31, 1998, approximately $30,000 of loss carryforwards are available for future use. Their use, however, is limited to future earnings of the Company. The carryforwards expire in fiscal year 2012. No benefit for such amounts have been recognized in the financial statements.

                    INTERNATIONAL BARTER CORP. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 1998 AND 1997


10. COMMITMENTS AND CONTINGENCIES

The Company leases office space for $1,850 per month, payable $1,300 per month in cash and $550 in Trade Dollars. Future minimum rental commitments consist of the following:

YEAR ENDING
  MARCH 31,       AMOUNT
  --------       -------
    1999         $22,200
    2000          11,100
                 -------
Total            $33,300
                 =======

Of the minimum rental commitments due, $23,400 is payable in cash and $9,900 is payable in Trade Dollars.

11.  INCOME (LOSS) PER SHARE

During the current fiscal year, the Company adopted FASB Statement No. 128, Earnings Per Share. Statement 128 requires presentation of basic earnings per share and diluted earnings per share. Basic earnings per share excludes potential dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted earnings per share is computed similarly to fully diluted earnings per share under previous generally accepted accounting principles in the United States. All prior year earnings per share data are restated to conform with Statement 128 for consistent presentation of all years.

Following is a reconciliation of the numerators of the basic and diluted income
(loss) per share at March 31, 1998 and 1997:

                                                    1998                1997
                                                 ----------          ----------
Net income (loss) available to
  common stockholders                            $   32,509          $  (62,672)
                                                 ==========          ==========

Weighted average shares                           1,316,212             437,500
Effect of dilutive securities:
  Warrants                                          158,759                  --
                                                 ----------          ----------
                                                  1,474,970             437,500
                                                 ==========          ==========

Basic income (loss) per share (based on
  weighted average shares)                       $      .02          $     (.14)
                                                 ==========          ==========

                    INTERNATIONAL BARTER CORP. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             MARCH 31, 1998 AND 1997


12.  REVENUE

The following table summarizes the cash and trade (consisting of IBC Trade Dollars) components of revenue for the years ended July 31, 1998 and 1997:

                 1998              1997
               --------          --------
Trade          $304,760          $106,842
Cash            379,302           345,831
               --------          --------
               $684,062          $452,673
               ========          ========

13. SUBSEQUENT EVENT

The Company adopted a Stock Option Plan (Plan) effective June 1, 1998 whereby, stock options for up to 10% of the shares of common stock outstanding may be granted at the fair market price at the date of grant to Directors, Officers, Employees and Consultants. Pursuant to the Plan, effective June 1, 1998, the Company granted 148,500 stock options to eleven individuals and entities; exercisable at $1.625 per share for up to 5 years.

                                     PART II



ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         As authorized by Section 78.751 of the Nevada General Corporation Law, the Company may indemnify its officers and directors against expenses incurred by such persons in connection with any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative, involving such persons in their capacities as officers and directors, so long as such persons acted in good faith and in a manner which they reasonably believed to be in the best interests of the Company. If the legal proceeding, however, is by or in the right of the Company, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he is adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless a court determines otherwise.

         Under Nevada law, corporations may also purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director or officer (or is serving at the request of the corporation as a director or officer of another corporation) for any liability asserted against such person and any expenses incurred by him in his capacity as a director or officer. These financial arrangements may include trust funds, self insurance programs, guarantees and insurance policies.

         Article Twelfth of the Articles of Incorporation of the Company, as amended, provides that no director or officer of the Company shall be personally liable to the Company or any of its stockholders for damages resulting from breaches of fiduciary duty as a director or officer for acts or omissions, except for damages resulting from acts or omissions which involve intentional misconduct, fraud, knowing violation of law, or the payment of dividends in violation of the Nevada Revised Statutes.

         Section 14 of the Company's bylaws provide for the indemnification of officers and directors to the fullest extent possible under Nevada Law, against expenses (including attorney's fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Company. The Company is also granted the power, to the maximum extent and in the manner permitted by the Nevada Revised Statutes, to indemnify each of its employees and agents (other than directors and officers) against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Company.

         The Company maintains Director and Officer liability insurance with an aggregate coverage amount of $1,000,000.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses for the issuance and distribution of the shares registered by this prospectus are set forth in the following table:

         ITEM                          AMOUNT
         ----                          ------
SEC Registration Fee                  $ 2,000
Transfer Agent Fees                       500
Legal Fees                             20,000
Accounting Fees                            --

Printing and Engraving Costs           10,000
Miscellaneous                           3,000
                                      -------

Total                                 $35,500
                                      =======


ITEM 26.  RECENT SALE OF UNREGISTERED SECURITIES

         Since its organization in September 1996 the Company has issued and sold the following securities. The information has been adjusted to give effect to the 2 for 1 stock split on July 24, 1998.

         1. In November 1996, the Company merged with Cascade Trade Association. In connection with and in consideration for the merger, the Company issued an aggregate of 2,000,000 shares of common stock to the 2 shareholders of Cascade Trade Association.

         2. During the period from January 1997 to March 1998, the Company sold an aggregate of 500,000 shares of common stock to 3 persons for consulting services rendered the Company.

         3. During March 1997, the Company completed the sale of an aggregate of 600,000 units, each unit consisting of one share of common stock, one $.375 A Warrant, and one $.50 B Warrant, at a purchase price of $.25 per unit to approximately 58 persons. The aggregate purchase price of the units was $150,000. During the period from February 1998 to March 1998, the Company sold 576,000 shares of common stock to prior investors for an aggregate purchase price of $216,000 in connection with the exercise of outstanding A Warrants. During the period from February 1998 to March 1998, the Company sold 23,400 shares of common stock to prior investors for an aggregate purchase price of $11,700 in connection with the exercise of outstanding B Warrants. This offering of units, together with offers and sales of common stock underlying the warrants, was a transaction exempt from registration under
                  Section 3(b) of the Securities Act pursuant to Rule 504 promulgated thereunder.

         3. During February 1998, the Company completed the sale of an aggregate of 240,000 units, each unit consisting of one share of common stock, one $.40 C Warrant, and one $.55 D Warrant, at a purchase price of $.30 per unit to 5 persons. The aggregate purchase price of the units was $72,000. This offering of units was a transaction exempt from registration under Section 3(b) of the Securities Act pursuant to Rule 504 promulgated thereunder.

         4. During the period from June 1998 to September 1998, the Company sold an aggregate of 557,000 shares of common stock to 32 prior investors for an aggregate purchase price of $278,500 in connection with the exercise of outstanding B Warrants.

         5. During the period from July 1998 to September 1998, the Company sold 240,000 shares of common stock for an aggregate purchase price of $96,000 to 5 prior investors in connection with the exercise of outstanding C Warrants. During the same period, the Company sold 240,000 shares of common stock for an aggregate purchase price of $132,000 to the same 5 persons upon exercise of outstanding D Warrants.

         6. During July 1998, the Company sold an aggregate of 800,000 units, each unit consisting of one share of common stock and one $1.50 E Warrant, at a purchase price of $1.25 per unit to 3 persons. The aggregate purchase price of the units was $1,000,000.

         With the exception of the issuances described above in items (2) and
(3), which were deemed exempt from registration under Section 3(b) of the Securities Act pursuant to Rule 504 promulgated thereunder, the issuances described above were deemed to be exempt from registration under the Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. In these four offerings, the recipients of securities in each such transaction had pre-existing relationships with the Company and had adequate access, through their relationships with the Company, to information about the Company. All offerings were made without the use of any general solicitation or advertising.

ITEM 27.  EXHIBITS

3.1            Articles of Incorporation, as filed with the Nevada Secretary of State on September 18, 1996
3.2            Certificate of Amendment to Articles of Incorporation
3.4            Bylaws
4.1            Form of Warrant issued in private placement
5.1            Opinion of Tollefsen Business Law P.C.
10.1           Merger Agreement with Cascade Trade Association, dated as of November 15, 1996
10.2           1998 Stock Option Plan with Form of Option Agreement
10.3           Employment Agreement with Steven White
10.4           Employment Agreement with Alan Zimmelman
10.5           Employment Agreement with Richard Mayer
10.6           Employment Agreement with Kevin Andersen
10.7           Consulting Agreement with Liad Meidar
10.8           Premises Lease Agreement dated as of September 29, 1997
21.1           Subsidiaries of the registrant
23.1           Consent of Andersen Andersen & Strong LC
23.2           Consent of Counsel (see Exhibit 5.1)
24.1           Power of Attorney (included on signature page)

ITEM 28.  UNDERTAKINGS

         The undersigned registrant hereby undertakes as follows:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

         (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement.

         (2) For the purpose of determining any liability under the Securities Act, to treat each post-effective amendment that contains a prospectus as a new registration statement of the securities offered, and the offering of the securities at that time as the initial bona fide offering of those securities.

         (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described above in Item 24, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction of the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (4) For purposes of determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the SEC declared it effective.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Seattle, State of Washington, on the 23rd day of January, 1999.

                           INTERNATIONAL BARTER CORP.
                                  (Registrant)

                                        By: /s/ Steven White
                                           -------------------------------------

                                        Steven White
                                        President and Chief Executive Officer


         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven M. White, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form SB-2 of International Barter Corp., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, grant unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

        Signature            Title                        Date
        ---------            -----                        ----
/s/ Steven M. White          Chairman and Chief           January 23, 1999
----------------------       Executive Officer


/s/ Kevin R. Andersen        Chief Financial Officer      January 23, 1999
----------------------


/s/ Alan Zimmelman           Director                     January 23, 1999
----------------------


/s/ Richard Mayer            Director                     January 23, 1999
----------------------

                                  EXHIBIT INDEX


Exhibit No.    Description
-----------    -----------
3.1            Articles of Incorporation, as filed with the Nevada
               Secretary of State on September 18, 1996

3.2            Certificate of Amendment to Articles of Incorporation

3.4            Bylaws

4.1            Form of Warrant issued in private placement

5.1            Opinion of Tollefsen Business Law P.C.

10.1 Merger Agreement with Cascade Trade Association, dated as of November 15, 1996

10.2           1998 Stock Option Plan with Form of Option Agreement

10.3           Employment Agreement with Steven White

10.4           Employment Agreement with Alan Zimmelman

10.5           Employment Agreement with Richard Mayer

10.6           Employment Agreement with Kevin Andersen

10.7           Consulting Agreement with Liad Meidar
10.8           Premises Lease Agreement dated as of September 29, 1997

21.1           Subsidiaries of the registrant

23.1           Consent of Andersen Andersen & Strong LC

23.2           Consent of Counsel (see Exhibit 5.1)

24.1           Power of Attorney (included on signature page)